                                                                   Exhibit 2(a)


                                                                  Execution Copy


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                          AGREEMENT AND PLAN OF MERGER



                                     AMONG



                            QUAKER STATE CORPORATION


                         QUAKER STATE - SLICK 50, INC.


                                SLICK 50, INC. I


                                      AND


                           THE SLICK 50 STOCKHOLDERS
                              (as defined herein)




                            Dated as of May 26, 1995


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                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                          (Not Part of the Agreement)

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                                                ARTICLE I

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.1.  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.2.  Certificate of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.3.  By Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.4.  Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.5.  Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.6.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.7.  Action by Slick 50 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

                                                ARTICLE II

CONVERSION OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         2.1.  Company Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         2.2.  Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         2.3.  Slick 50 Common Stock Elections  . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         2.4.  Proration of Per Share Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         2.5.  Exchange of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

                                               ARTICLE III

INITIAL BASE CONSIDERATION ADJUSTMENT; READJUSTMENTS  . . . . . . . . . . . . . . . . . . . . . . . .    9
         3.1.  Adjustment of Initial Base Consideration . . . . . . . . . . . . . . . . . . . . . . .    9
         3.2.  Readjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

                                                ARTICLE IV

ADDITIONAL PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         4.1.  Additional Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         4.2.  Computation of Additional Purchase Price and Adjusted EBIT . . . . . . . . . . . . . .   16
         4.3.  Review and Dispute . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         4.4.  Payment of Additional Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . .   17
         4.5.  Adjustments to Earn Out Objectives . . . . . . . . . . . . . . . . . . . . . . . . . .   18





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                                                ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SLICK 50  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         5.1.  Organization, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         5.2.  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         5.3.  Authority Relative to this Agreement . . . . . . . . . . . . . . . . . . . . . . . . .   21
         5.4.  Consents and Approvals; No Violation . . . . . . . . . . . . . . . . . . . . . . . . .   21
         5.5.  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         5.6.  Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         5.7.  Absence of Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         5.8.  Finders and Investment Bankers . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         5.9.  Severance, Termination, Change in Control and Similar Agreements . . . . . . . . . . .   25
         5.10.  Real and Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         5.11.  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         5.12.  Compliance with Other Instruments and Laws  . . . . . . . . . . . . . . . . . . . . .   28
         5.13.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         5.14.  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         5.15.  Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         5.16.  Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         5.17.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         5.18.  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         5.19.  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         5.20.  Major Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         5.21.  Affiliate Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         5.22.  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         5.23.  Sale of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         5.24.  Banking and Personnel Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         5.25.  Product Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         5.26.  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         5.27.  Knowledge of Slick 50 Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         5.28.  No Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         5.29.  No Other Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

                                                ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE COMPANY  . . . . . . . . . . . . . . . . . . . .   41
         6.1.  Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         6.2.  Authority Relative to this Agreement . . . . . . . . . . . . . . . . . . . . . . . . .   41
         6.3.  Consents and Approvals; No Violation . . . . . . . . . . . . . . . . . . . . . . . . .   42
         6.4.  Finders and Investment Bankers . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         6.5.  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         6.6.  Financial Statements and Reports . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         6.7.  Stock Issuance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43





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                                                 ARTICLE VII

COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         7.1.  Conduct of Business of Slick 50  . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         7.2.  Parachute Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         7.3.  Provision of Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         7.4.  Rule 144, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         7.5.  Disposition of Acquired Business . . . . . . . . . . . . . . . . . . . . . . . . . . .   47

                                                 ARTICLE VIII

ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         8.1.  Proxy Statement; Filings; Compliance With  Securities Laws . . . . . . . . . . . . . .   47
         8.2.  Meeting of the Slick 50 Stockholders . . . . . . . . . . . . . . . . . . . . . . . . .   48
         8.3.  Additional Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         8.4.  Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         8.5.  Access to Information; Confidentiality . . . . . . . . . . . . . . . . . . . . . . . .   50
         8.6.  Sale of Parent Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         8.7.  Officers' and Directors' Insurance; Indemnification of Officers and Directors  . . . .   51
         8.8.  Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         8.9.  Indemnification of the Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         8.10.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         8.11.  Gold Eagle Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56

                                                  ARTICLE IX

CLOSING CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         9.1.  Conditions Precedent to the Obligations of All Parties . . . . . . . . . . . . . . . .   56
         9.2.  Additional Conditions to the Obligation of Slick 50.   . . . . . . . . . . . . . . . .   57
         9.3.  Conditions Precedent to Obligations of the Parent and the Company  . . . . . . . . . .   58

                                                  ARTICLE X

CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         10.1.  Time and Place  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         10.2.  Filings at the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61

                                                  ARTICLE XI

TERMINATION AND ABANDONMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         11.1.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         11.2.  Procedure and Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . .   62





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                                                 ARTICLE XII

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
         12.1.  Amendment and Modification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
         12.2.  Waiver of Compliance; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
         12.3.  Investigations; Survival of Warranties  . . . . . . . . . . . . . . . . . . . . . . .   63
         12.4.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
         12.5.  Assignment; Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         12.6.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         12.7.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         12.8.  Certain Defined Terms; Interpretation . . . . . . . . . . . . . . . . . . . . . . . .   65
         12.9.  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75





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EXHIBITS

Exhibit A                Percentage Ownership
Exhibit B                Registration Rights Agreement
Exhibit C                Guaranty
Exhibit D                Option Cancellation Agreement

SCHEDULES

Schedule 1.4             Officers of the Surviving Corporation
Schedule 5.1             Organization, etc.
Schedule 5.1(b)          Due Organization, Valid Existence and
                         Good Standing of Subsidiaries
Schedule 5.2             Capitalization
Schedule 5.4             Consents and Approvals; No Violation
Schedule 5.6             Absence of Undisclosed Liabilities
Schedule 5.7             Absence of Material Adverse Change
Schedule 5.9             Severance, Termination, Change in Con-
                         trol and Similar Agreements
Schedule 5.10(a)         Real Property Owned or Leased
Schedule 5.10(b)         Material Equipment and Personal Property
                         Owned or Leased
Schedule 5.10(c)         Liens on Assets
Schedule 5.10(e)         Required Easements, Rights of Way and
                         Similar Authorizations
Schedule 5.11            Litigation
Schedule 5.12            Compliance with Other Instruments and Laws
Schedule 5.13            Taxes
Schedule 5.14            ERISA
Schedule 5.17            Insurance
Schedule 5.18(b)         Intellectual Property
Schedule 5.19            Contracts
Schedule 5.20            Major Customers
Schedule 5.20(b)         Notice of Persons or Entities Who May
                         Discontinue Business With Slick 50 or
                         its Subsidiaries
Schedule 5.21            Affiliate Transactions
Schedule 5.24            Banking and Personnel Matters
Schedule 5.25            Product Warranties
Schedule 9.3(g)          Third Party Consents
Schedule 11.1(g)         Other Matters
Schedule 12.8            Marketing Costs and Expenses

                          AGREEMENT AND PLAN OF MERGER


                 AGREEMENT AND PLAN OF MERGER, dated as of May 26, 1995 (the "Agreement"), among QUAKER STATE CORPORATION, a Delaware corporation (the "Parent"), QUAKER STATE-SLICK 50, INC., a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Company"), SLICK 50, INC. I, a Delaware corporation ("Slick 50"), and KIRBY ATTWELL, A. BENTON COCANOUGHER, DAVID A. DILLINGHAM, RONALD D. FASH ("Fash"), GOLD EAGLE CO., an Illinois corporation ("Gold Eagle"), DAVID M. GOLDSTEIN, RICHARD A. JAENICKE, WILLIAM
M. JETER, III, MARGARET LEA JETER, LONNIE L. McKINNEY, HERSCHEL A. MALTZ, W.O. MENEFEE and CAROL L. PADLICK (such individuals, together with Gold Eagle are, collectively, the "Slick 50 Stockholders"). Capitalized terms used herein without definition are defined in Section 12.8 of this Agreement.


                                   ARTICLE I

                                   THE MERGER

                 1.1. The Merger. In accordance with the provisions of this Agreement and the GCL, at the Effective Time (i) Slick 50 shall be merged with and into the Company (the "Merger"), and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware;
(ii) the name, identity, existence, rights, privileges, powers, franchises, properties and assets of the Company shall continue unaffected and unimpaired; and (iii) the separate existence of Slick 50 shall cease, and all of the rights, privileges, powers, franchises, properties and assets of Slick 50 shall be vested in the Company.

                 1.2. Certificate of Incorporation. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by law.

                 1.3. By Laws. The By Laws of the Company in effect immediately prior to the Effective Time shall be the By Laws of the Surviving Corporation until thereafter amended, altered or repealed as provided therein.

                 1.4. Directors and Officers. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the persons set forth on Schedule 1.4 shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By Laws of the Surviving Corporation until his successor is appointed and qualified or until his earlier death, resignation or removal.

                 1.5. Effective Time. The Merger shall become effective simultaneously with the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Sections 251 and 103 of the GCL (the "Certificate of Merger"). The Certificate of Merger shall be filed as soon as practicable after the Closing. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time".

                 1.6. Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Slick 50 acquired or to be acquired as a result of the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to solicit in the name of Slick 50 any third party consents or other documents required to be delivered by any third party, to execute and deliver, in the name and on behalf of Slick 50, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Slick 50, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Slick 50 acquired or to be acquired as a result of the Merger and otherwise to carry out the purposes of this Agreement.

                 1.7. Action by Slick 50. Slick 50 represents that its Board of Directors (the "Board") has voted to recommend adoption of this Agreement and authorization of the Merger by the stockholders of Slick 50 at the meeting of such stockholders to be held as specified in Section 8.2 (the "Stockholders' Meeting").

                                   ARTICLE II

                              CONVERSION OF SHARES

                 2.1. Company Common Stock. (a) Each Outstanding Slick 50 Share (except for (i) any shares of Slick 50 Common Stock then owned beneficially or of record by the Parent or the Company or any other subsidiary of the Parent, (ii) shares of Slick 50 Common Stock held in the treasury of Slick 50 or by any subsidiary of Slick 50, and (iii) Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted (subject to Section 2.4) into the following (such amounts, in the aggregate, the "Initial Merger Consideration"):

                 (i) for each such Outstanding Slick 50 Share with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.3 (" Electing Shares"), the right to receive (A) cash from the Parent in an amount equal to the Per Share Price plus (B) any Additional Purchase Price allocable to such share, as determined and paid in accordance with the applicable provisions of Article IV; or

                 (ii) for each such Outstanding Slick 50 Share other than Electing Shares, the right to receive (A) such number of shares of Parent Common Stock, rounded up or down to the nearest whole share, as have a value (as determined pursuant to Section 2.1(c)) equal to the Per Share Price plus (B) any Additional Purchase Price allocable to such share, as determined and paid in accordance with the applicable provisions of Article IV.

                 (b) The Initial Base Consideration shall be subject to adjustment as specified in Section 3.1 and as so adjusted shall be referred to herein as the "Base Consideration". The Base Consideration, together with the Additional Purchase Price, shall be referred to herein as the "Merger Consideration".

                 (c) For purposes of Section 2.1(a)(ii) hereof, each share of Parent Common Stock shall be valued based on a per share price equal to the average of the closing price of Parent Common Stock, as reported on the New York Stock Exchange (the "NYSE"), for the sixty (60) trading days immediately preceding the second business day prior to the Closing

Date; provided that if such value is less than $12.60 per share, then such value shall be deemed to be $12.60; and if such value exceeds $15.40 per share, then such value shall be deemed to be $15.40 (such value, as determined taking into account this proviso, the "Average Trading Price").

                 (d) Each Outstanding Slick 50 Share which is then owned beneficially or of record by the Parent or the Company or any other direct or indirect subsidiary of the Parent shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist, without any conversion thereof.

                 (e) Each share of Slick 50 Common Stock held in Slick 50's treasury or by any subsidiary of Slick 50 immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled and retired and cease to exist, without any conversion thereof.

                 (f) The holders of certificates representing Outstanding Slick 50 Shares shall as of the Effective Time cease to have any rights as stockholders of Slick 50, except such rights, if any, as they may have pursuant to the GCL, and, except as aforesaid, their sole right shall be the right to receive their pro rata share of the Merger Consideration, as determined and paid in the manner set forth in this Agreement.

                 2.2. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Outstanding Slick 50 Shares which are held by stockholders who shall have effectively dissented from the Merger and perfected their appraisal rights in accordance with the provisions of Section 262 of the GCL (the "Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but the holders thereof shall be entitled to payment from the Surviving Corporation of the appraised value of such shares in accordance with the provisions of Section 262 of the GCL; provided, however, that if any such holder shall have failed to perfect such appraisal rights or shall have effectively withdrawn or lost such right, his or her Outstanding Slick 50 Shares shall thereupon be converted into and exchangeable for, at the Effective Time, their pro rata share of the Merger Consideration, as determined and paid in the manner set forth in this Agreement.

                 2.3.  Slick 50 Common Stock Elections.  (a)  Subject to
Section 9.3(i), each person who, on or prior to the Election Date referred to in Section 2.3(c), is a record holder of shares of Slick 50 Common Stock (other than the Parent or the Company or any other direct or indirect subsidiary of the Parent) will be entitled, with respect to all or any portion of his shares, to make an unconditional election (a "Cash Election") on or prior to such Election Date to receive the Per Share Price in cash, on the basis hereinafter set forth.

                 (b) Prior to the mailing of the Proxy Statement, the Parent and the Stockholders' Representative shall enter into the Exchange Agent Agreement (the "Exchange Agent Agreement") with Mellon Securities Trust Company pursuant to which Mellon Securities Trust Company shall act as exchange agent (the "Exchange Agent") for the payment of the Initial Merger Consideration.

                 (c) The Parent shall prepare and mail a form of election (the "Form of Election") with the Proxy Statement to the record holders of Slick 50 Common Stock as of the Record Date for the Stockholders' Meeting, which Form of Election shall be used by each record holder of shares of Slick 50 Common Stock who wishes to elect to receive the Per Share Price in cash for any or all shares of Slick 50 Common Stock held by such holder. Any such holder's election to receive the Per Share Price in cash shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the Election Date, a Form of Election properly completed and signed.

                 (d) Any Form of Election may be revoked by the stockholder of Slick 50 submitting it to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., New York City time, on the Election Date or (ii) after the date of the Stockholders' Meeting if (and only to the extent that) the Exchange Agent is legally required to permit revocations and the Effective Time of the Merger shall not have occurred prior to such date.
In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by the Parent and Slick 50 that the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates for the shares of Slick 50 Common Stock to which such Form of Election relates shall be promptly returned to the stock-holder of Slick 50 submitting the same to the Exchange Agent.

                 (e) Absent manifest error, the determination of the Exchange Agent shall be binding as to whether or not Cash Elections have been properly made or revoked pursuant to this Section 2.3 with respect to shares of Slick 50 Common Stock and when Cash Elections and revocations were received by it. If the Exchange Agent determines that any Cash Election was not properly made with respect to shares of Slick 50 Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Shares at the Effective Time of the Merger, and such shares shall be exchanged in the Merger for shares of Parent Common Stock pursuant to Section 2.1(b)(ii). The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 2.4, and any such computation shall, absent manifest error, be final, binding and conclusive on the holders of shares of Slick 50 Common Stock. The Exchange Agent may, with the mutual agreement of the Parent and Slick 50, make such rules as are consistent with this Section 2.3 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

                 2.4. Proration of Per Share Price. (a) Notwithstanding anything in this Agreement to the contrary, the maximum number of shares of Slick 50 Common Stock to be converted into the right to receive cash at the Effective Time of the Merger (the "Cash Election Number") shall be equal to the lesser of:

                 (i) (x) 50% of the number of the Outstanding Slick 50 Shares held by the Slick 50 Stockholders less (y) the number of Dissenting Shares with respect to which, at the Effective Time of the Merger, demands for or rights of appraisal have not been withdrawn or lost; and

                 (ii) if (and only if) the Base Price is less than the Average Trading Price, (x) such number of shares of Slick 50 Common Stock which, if so converted into cash at the Effective Time of the Merger, would have an aggregate value (upon such conversion) equal to no more than one-half of all the consideration to be paid by the Parent at the Effective Time to the holders of the Outstanding Slick 50 Shares, assuming for purposes of this calculation only, that each share of Parent Common

Stock to be so issued by the Parent at the Effective Time had a value equal to the Base Price less (y) the number of shares of Dissenting Shares with respect to which, at the Effective Time of the Merger, demands for rights of appraisal have not been withdrawn or lost.

                 (b) If the number of Electing Shares exceeds the Cash Election Number, then such Electing Shares shall be converted into the right to receive the Per Share Price in cash or shares of Parent Common Stock in accordance with the terms of Section 2.1 in the following manner:

                 (i) A cash proration factor (the "Cash Proration Factor") shall be determined by dividing the Cash Election Number by the total number of Electing Shares.

                 (ii) The number of Electing Shares covered by each Cash Election to be converted into the right to receive the Per Share Price in cash pursuant to Section 2.1(a)(i) shall be determined by multiplying the Cash Proration Factor by the total number of Electing Shares covered by such Cash Election.

                 (iii) All Electing Shares, other than those shares converted into the right to receive the Per Share Price in cash in accordance with Section 2.1(a)(i), shall be converted into shares of Parent Common Stock as if such shares were not Electing Shares in accordance with the terms of Section 2.1(a)(ii).

                 (c) If the number of Electing Shares is less than or equal to the Cash Election Number, then all Electing Shares shall be converted into the right to receive the Per Share Price in cash in accordance with the terms of
Section 2.1(a)(i), and all other shares of Slick 50 Common Stock other than Electing Shares (and subject to Section 2.2) shall be converted into the right to receive the Per Share Price in Parent Common Stock in accordance with
Section 2.1(a)(ii).

                 2.5. Exchange of Shares. (a) As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented Outstanding Slick 50 Shares (the "Certificates") shall, upon surrender to the Exchange Agent of such Certificate or Certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates repre-senting the number of shares of Parent Common Stock and the amount of cash, if any, into which the aggregate number of shares of Slick 50 Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose, with the reasonable agreement of the Stockholders' Representative, to effect an orderly exchange thereof in accordance with normal exchange practices. The Exchange Agent shall deliver all funds and shares of Parent Common Stock to which each holder of Slick 50 Common Stock is entitled to receive pursuant to this Section 2.5 within one day following such holder's surrender of such holder's Certificates. The Parent shall furnish to the Exchange Agent all funds and shares of Parent Common Stock required to make such payments. No interest will be paid or accrued on the Initial Merger Consideration upon the surrender of the Certificates. All payments in respect of shares of Slick 50 Common Stock which are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such shares, subject to any adjustment to the Initial Base Consideration pursuant to Article III and the payment of any Additional Purchase Price pursuant to Article IV. With respect to any Certificate alleged to have been lost, stolen or destroyed, the owner or owners of such Certificate shall be entitled to the consideration set forth above upon delivery to the Exchange Agent of an affidavit of such owner or owners setting forth such allegation and a bond sufficient to indemnify the Parent and the Surviving Corporation against any claim that may be made against either or both of them on account of the alleged loss, theft or destruction of any such Certificate or the delivery of the payment set forth above.

                 (b) If consideration is to be delivered to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to delivery of the consideration that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such consideration shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent and the Surviving Corporation that such tax has been paid or is not applicable.

                 (c) Until surrendered in accordance with the provisions of this Section 2.5, from and after the Effective Time, each Certificate (other than (i) Certificates representing shares of Slick 50 Common Stock owned beneficially or of record by the Parent, the Company or any other subsidiary of the Parent, (ii) Certificates representing shares of Slick 50 Common Stock held in Slick 50's treasury or by subsidiaries of Slick 50 and (iii) Dissenting Shares in respect of which appraisal rights are perfected) shall represent for all purposes the right to receive its pro rata portion of the Merger Consideration, as determined and paid in the manner set forth in this Agreement.

                 (d) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Outstanding Slick 50 Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided in Section 2.5(c).


                                  ARTICLE III

              INITIAL BASE CONSIDERATION ADJUSTMENT; READJUSTMENTS

                 3.1. Adjustment of Initial Base Consideration. (a) The Initial Base Consideration will be subject to adjustment, as described in this
Section 3.1.

                 (b) (i) As soon as practicable after the Closing Date (but in no event later than 60 days following the Closing Date), the Stockholders' Representative will prepare or cause to be prepared and deliver to the Parent, at the Parent's expense, an audited balance sheet of Slick 50 as of the close of business on the business day immediately preceding the Closing Date (the "Closing Balance Sheet"). In connection with the preparation of the Closing Balance Sheet, the Stockholders' Representative and its authorized representatives, including Ernst & Young, Slick 50's independent public accountants, will have the right to review the historical information of Slick 50 as is necessary to prepare the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with U.S. generally accepted accounting principles and the principles, procedures and elections consistent with the past practices of Slick 50, except as provided in the following sentence. The Closing Balance Sheet shall (v) include a reserve of $5.0 million for the matters described on Schedule 5.11 hereto

(the "Special Tax Reserve"), (w) include a reserve of $500,000 for the litigation listed on page 12 of the "Legal Summary" attached to Schedule 5.11 hereto (the "Special EEOC Reserve"), (x) include a reserve of $4,500,000 for the litigation listed on page 13 of the "Legal Summary" attached to Schedule
5.11 hereto (the "Special FTC Reserve") (collectively, the "Special Reserves")
(y) include the full amount of any indebtedness repaid by the Parent as contemplated under Section 9.3(j) and (z) exclude any liabilities or reserves in respect of any Transaction Costs, except to the extent that such Transaction Costs exceed, in the aggregate, $300,000, in which case such excess Transaction Costs shall be booked as a liability or reserve on the Closing Balance Sheet unless they have previously been paid by the Slick 50 Stockholders. Simultaneously with its delivery of the Closing Balance Sheet to the Parent, the Stockholders' Representative will deliver to the Parent a copy of an unqualified report of Ernst & Young indicating (i) that they performed an audit of the Closing Balance Sheet in accordance with U.S. generally accepted auditing standards approved and adopted by the American Institute of Certified Public Accountants and (ii) that the Closing Balance Sheet fairly presents the assets and liabilities of Slick 50 as of the Closing Date in accordance with generally accepted accounting principles, except as set forth above in this
Section 3.1(b)(i).

                 (ii) Subject to Sections 3.1(b)(iv), 3.1(b)(vi) and 8.9(d)(v), within 45 days after the date of receipt by the Parent of the Closing Balance Sheet:

                 (1) The Parent shall pay to each Slick 50 Stockholder who received any portion of the Initial Merger Consideration, and each holder of a Slick 50 Option who executes an Option Cancellation Agreement as contemplated in Section 9.3(i) hereto (collectively, the "Applicable Slick 50 Stockholders"), an amount equal to the product of (A) the excess, if any, of
(x) the Closing Net Worth, over (y) $15,339,239 times (B) the percentage allocated to such Applicable Slick 50 Stockholder on Exhibit A hereto, or,

                 (2) The Applicable Slick 50 Stockholders shall pay to the Parent an amount equal to the excess, if any, of (x) $15,339,239 over (y) the Closing Net Worth.

Any amounts payable by the Parent to the Applicable Slick 50 Stockholders or by the Applicable Slick 50 Stockholders to the Parent, as the case may be, pursuant to this Sec-tion 3.1(b) shall be referred to hereinafter as the "Initial Base Consideration Adjustment". Notwithstanding anything in this Agreement to the contrary, the Initial Base Consideration Adjustment shall be payable only as provided in
Section 3.1(b)(vii).

                 (iii) Subject to Section 3.1(b)(iv), the Closing Balance Sheet delivered by the Stockholders' Representative to the Parent shall be final, binding and conclusive on the parties hereto.

                 (iv) The Parent will have the right, with its independent public accountant, Coopers & Lybrand, to review the information used in the preparation of the Closing Balance Sheet and the review thereof, including Ernst & Young's non-proprietary work papers, and to discuss such information and the preparation and review thereof with the Stockholders' Representative and with the personnel of Ernst & Young responsible therefor. The Parent may dispute any items reflected on the Closing Balance Sheet by giving notice to the Stockholders' Representative specifying the items on the Closing Balance Sheet in dispute and setting forth the Parent's proposed adjustments. If the parties and their respective accountants are unable to agree on a resolution within 15 days after delivery of the Parent's notice of disagreement to the Stockholders' Representative, then the parties will submit such dispute to Arthur Andersen LLP, certified public accountants. Arthur Andersen LLP shall, within 30 days after such submission, determine and report to the parties upon such disputed items and such report shall be final, binding and conclusive on the parties with respect to such items. The fees, expenses and costs of Arthur Andersen LLP for the services described herein shall be allocated fifty percent (50%) to the Parent and fifty percent (50%) to the Applicable Slick 50 Stockholders.

                 (v) The term "Adjusted Closing Balance Sheet", as used herein, shall mean (x) the Closing Balance Sheet delivered by the Stockholders' Representative to the Parent pursuant to Section 3.1(b)(i), in the event the Parent does not dispute any item on the Closing Balance Sheet within 45 days after receipt thereof, or (y) the definitive Closing Balance Sheet resulting from the determinations made by Arthur Andersen LLP in accordance with Section 3.1(b)(iv) (in addition to those items theretofore agreed to by the Stockholders' Representative and the Parent), in the event the Parent disputes any such item.

                 (vi) Payment of the Initial Base Consideration Adjustment shall be delayed until the final resolution of all disputes as provided in this
Section 3.1, upon which event (i) any amounts due by the Parent to the Applicable Slick 50 Stockholders shall, subject to Section 8.9(d)(v), be paid by the Parent within 10 days thereafter and (ii) any amounts due by the Applicable Slick 50 Stockholders to the Parent shall be paid by the Applicable Slick 50 Stockholders in the manner set forth in the last sentence of Section 3.1(b)(vii). Any Initial Base Consideration Adjustment payable by the Parent shall accrue interest from the Closing Date to the date of such payment at the rate on 30-day Treasury Notes as in effect from time to time from the Closing Date to the date of payment.

                 (vii) Any Initial Base Consideration Adjustment payable by the Parent to any Applicable Slick 50 Stockholder pursuant to this Section 3.1(b), together with any interest accrued thereon in accordance with Section 3.1(b)(vi) hereof, shall be paid exclusively by the Parent delivering to such Applicable Slick 50 Stockholder such number of shares of Parent Common Stock, rounded up or down to the nearest whole share, as have a value, as determined pursuant to the next sentence of this Section 3.1(b)(vii), equal to the sum of
(i) the portion of the Initial Base Consideration Adjustment payable by the Parent to such Applicable Slick 50 Stockholder plus (ii) any interest accrued thereon in accordance with Section 3.1(b)(vi) hereof. For purposes of this
Section 3.1(b)(vii), each share of Parent Common Stock shall be valued based on a per share price equal to the Average Trading Price. Any Initial Base Consideration Adjustment payable by the Applicable Slick 50 Stockholders to the Parent pursuant to this Section 3.1(b) and any fees, expenses and costs of Arthur Andersen LLP payable by the Applicable Slick 50 Stockholders pursuant to
Section 3.1(b)(iv) hereof, shall be paid exclusively by the Parent offsetting any such amounts against any Additional Purchase Price that is otherwise payable at any time by the Parent to any Applicable Slick 50 Stockholder pursuant to Article IV.

                 (viii) As used in this Section 3.1 and in Section 8.9, the term Stockholders' Representative shall mean Fash, unless Slick 50 Stockholders owning a majority of the Outstanding Slick 50 Shares (other than any such shares held by the Parent, the Company or any other direct or indirect subsidiary of the Parent) shall notify the Parent in writing that they have designated another specified individual (but not more than one individual) to serve as the Stockholders' Representative under this Agreement.

                 3.2. Readjustments. (a) Special Tax Reserve. Within 75 days after the Tax Readjustment Trigger Date, the Parent shall provide the Stockholders' Representative with a certificate (the "Special Tax Reserve Certificate"), signed by an officer of the Parent, setting forth the Parent's good faith calculation of the excess (if any) of (i) the Special Tax Reserve over (ii) the aggregate liabilities (the "Actual Tax Liabilities") actually incurred by the Parent or any of its subsidiaries in respect of the matters covered by such Special Tax Reserve (net of any tax benefits relating thereto).

                 (b) EEOC Reserve. Within 75 days after the EEOC Readjustment Trigger Date, the Parent shall provide the Stockholders' Representative with a certificate (the "EEOC Reserve Certificate"), signed by an officer of the Parent, setting forth the Parent's good faith calculation of the excess (if any) of (i) the Special EEOC Reserve over (ii) the aggregate liabilities (the "Actual EEOC Liabilities") actually incurred by the Parent or any of its subsidiaries in respect of the matters covered by such Special EEOC Reserve (net of any tax benefits relating thereto).

                 (c) FTC Reserve. Within 75 days after the FTC Readjustment Trigger Date, the Parent shall provide the Stockholders' Representative with a certificate (the "FTC Reserve Certificate"), signed by an officer of the Parent, setting forth the Parent's good faith calculation of the excess (if any) of (i) the Special FTC Reserve over (ii) the aggregate liabilities (the "Actual FTC Liabilities"; the Actual Tax Liabilities, the Actual EEOC Liabilities and the Actual FTC Liabilities are, collectively, the "Actual Liabilities") actually incurred by the Parent or any of its subsidiaries in respect of the matters covered by such Special FTC Reserve (net of any tax benefits relating thereto).

                 (d) Review of Reserve Readjustments. (i) The Stockholders' Representative shall have 30 days from the date on which the Special Tax Reserve Certificate, the EEOC Reserve Certificate or the FTC Reserve Certificate, as the case may be, is delivered to him to review such certificate (each such review period, a "Readjustment Review Period"). The Stockholders' Representative shall be provided with all reasonable access to the relevant books and records of the

Company in connection with such review. If the Stockholders' Representative disagrees in any respect with any calculation reflected on the Special Tax Reserve Certificate, the EEOC Reserve Certificate or the FTC Reserve Certificate, as the case may be, he may, on or prior to the last day of such Readjustment Review Period, deliver a notice to the Parent setting forth, in reasonable detail, each disputed item or amount and the basis for his disagreement therewith (each such notice, a "Reserve Dispute Notice"). If a Reserve Dispute Notice is not received by the Parent on or prior to the last day of the applicable Readjustment Review Period, the Special Tax Reserve Certificate, the EEOC Reserve Certificate or the FTC Reserve Certificate, as the case may be, shall be deemed accepted by the Applicable Slick 50 Stockholders and all amounts and calculations reflected therein shall be final, binding and conclusive on them for all purposes of this Agreement.

                 (ii) Upon receipt by the Parent of a Reserve Dispute Notice from the Stockholders' Representative, the Parent and the Stockholders' Representative will attempt to resolve any dispute with respect to any item reflected on the Special Tax Reserve Certificate, the EEOC Reserve Certificate or the FTC Reserve Certificate, as the case may be. If all such disputes are not resolved within 15 days after the Parent's receipt of such Reserve Dispute Notice, the Parent and the Applicable Slick 50 Stockholders will jointly retain Arthur Andersen LLP to resolve such disputes and each of the Parent, on the one hand, and the Applicable Slick 50 Stockholders, on the other, will pay one-half of the fees and expenses of Arthur Andersen LLP and will cooperate fully with such accounting firm to the extent reasonably required to resolve the dispute in question. Arthur Andersen LLP shall consider all such disputed matters, shall act promptly to resolve such matters and shall resolve such matters in accordance with such rules and procedures, consistent with the terms of this Agreement, as Arthur Andersen LLP in its sole discretion may prescribe. The determination of Arthur Andersen LLP shall be final, binding and conclusive on the Parent and the Applicable Slick 50 Stockholders for all purposes of this Agreement.

                 (e) Method of Payment. (i) Upon the later to occur of the tenth business day after (A) the termination of the applicable Readjustment Review Period and (B) the resolution of any disputed items or amount reflected in the applicable Reserve Dispute Notice, if any, the Parent shall, subject to
Section 8.9(d)(v) and the next sentence of this

Section 3.2(e), pay to each Applicable Slick 50 Stockholder an amount equal to the product of (x) the excess shown on the Special Tax Reserve Certificate, the EEOC Reserve Certificate or the FTC Reserve Certificate, as the case may be (if any), times (y) the percentage allocated to such Applicable Slick 50 Stockholder on Exhibit A hereto, together with interest thereon from the Closing Date to the date such payment is actually paid at the rate on 30-year Treasury Bonds as in effect from time to time during such period. Notwithstanding anything in this Agreement to the contrary, the Parent shall not be obligated to make any payment to any Applicable Slick 50 Stockholder pursuant to this Section 3.2(e) (collectively, the "Readjustment Payments") to the extent that, after giving effect thereto, such Readjustment Payment, together with all previous Readjustment Payments would exceed the sum of (i) the aggregate amount previously offset by the Parent against payments of Additional Purchase Price pursuant to the last sentence of Section 3.1(b)(vii) hereto, plus (ii) the amount of any additional Initial Base Consideration Adjustment that would have been payable to the Applicable Slick 50 Stockholders pursuant to Section 3.1(b)(ii) if the Adjusted Closing Balance Sheet had included (in lieu of the Special Reserves): (x) each Actual Liability which has been established prior to the making of such Readjustment Payment and (y) each Special Reserve for which the corresponding Actual Liability has not been so established prior to the making of such Readjustment Payment.

                 (ii) Any Readjustment Payments, together with any interest accrued thereon in accordance with this Section 3.2(e), shall be paid by the Parent's delivery to such Applicable Slick 50 Stockholder of such number of shares of Parent Common Stock, rounded up or down to the nearest full share, as have a value (as determined pursuant to the next sentence) equal to the sum of such applicable Readjustment Payment plus such interest. For purposes of this
Section 3.2, each share of Parent Common Stock shall be valued based upon a per share price equal to the average closing price of the Parent Common Stock as reported on the NYSE for the sixty (60) trading days immediately preceding the second business day prior to the date such payment is made.

                                   ARTICLE IV

                           ADDITIONAL PURCHASE PRICE

                 4.1. Additional Purchase Price. In addition to the Base Consideration, the Parent shall pay the Additional Purchase Price (as hereinafter defined) to the Applicable Slick 50 Stockholders in the manner provided for in this Article IV.

                 4.2. Computation of Additional Purchase Price and Adjusted EBIT. Within 105 days after the end of each Earn-Out Year, the Parent shall deliver to the Stockholders' Representative a certificate, signed by an officer of the Parent, setting forth the Parent's calculation of (i) Adjusted EBIT for such year, (ii) the Synergy Savings for such year and (iii) the Earn-Out Payment for such year, together with calculations and reasonable supporting documentation with respect thereto (the "Annual Earn-Out Certificate"). For purposes of preparing the Annual Earn-Out Certificate, the Parent shall compute the Adjusted EBIT of the Acquired Business for each Earn-Out Year in accordance with U.S. generally accepted accounting principles and the principles, procedures and elections consistent with the past practices of the Parent, except that any adjustment to any of the Special Reserves shall be made only as a result of changed circumstances, in which event any such change shall be made only through the application of the same principles, procedures and elections which were utilized by the Parent in calculating the applicable Special Reserve. Such computation of such Adjusted EBIT shall be based on the results of operations of the Acquired Business which are included in the Parent's audited consolidated financial statements for such year.

                 4.3. Review and Dispute. (a) The Stockholders' Representative shall have 30 days from the date on which the Annual Earn-Out Certificate is delivered to him to review such certificate (the "Review Period"). The Stockholders' Representative shall be provided with all reasonable access to the relevant books and records of the Company and Slick 50 in connection with such review. If the Stockholders' Representative disagrees in any respect with any amount shown or calculation reflected in such Certificate, he may, on or prior to the last day of the Review Period, deliver a notice to the Parent setting forth, in reasonable detail, each disputed item or amount and the basis for his disagreement therewith (the "Dispute Notice"). If a Dispute

Notice is not received by the Parent on or prior to the last day of the Review Period, the Annual Earn-Out Certificate shall be deemed accepted by the Applicable Slick 50 Stockholders and all amounts and calculations reflected therein shall be final, binding and conclusive on them for all purposes of this Agreement.

                 (b) Upon receipt by the Parent of a Dispute Notice from the Stockholders' Representative, the Parent and the Stockholders' Representative will attempt to resolve any dispute with respect to any calculation reflected in the Annual Earn-Out Certificate. If all such disputes are not so resolved within 15 days after the Parent's receipt of the Dispute Notice, the Parent and the Applicable Slick 50 Stockholders will jointly retain Arthur Andersen LLP to resolve such disputes and each of the Parent, on the one hand, and the Applicable Slick 50 Stockholders, on the other, will pay one-half of the fees and expenses of Arthur Andersen LLP and will cooperate fully with such accounting firm to the extent reasonably required to resolve the dispute in question. Arthur Andersen LLP shall consider all such disputed matters, shall act promptly to resolve such matters and shall resolve such matters in accordance with such rules and procedures, consistent with the terms of this Agreement, as Arthur Andersen LLP in its sole discretion may prescribe. The determination of Arthur Andersen LLP shall be final, binding and conclusive on the Parent and the Applicable Slick 50 Stockholders for all purposes of this Agreement.

                 4.4. Payment of Additional Purchase Price. Upon the later to occur of the tenth business day after (A) the termination of the Review Period and (B) the resolution of any disputed items or amounts reflected in any Dispute Notice, the Parent shall, subject to Section 8.9(d)(v) hereof, pay to each Applicable Slick 50 Stockholder, as additional purchase price ("Additional Purchase Price"), an amount equal to such Applicable Slick 50 Stockholder's Allocable Percentage of the Earn-Out Payment for such Earn-Out Year, provided that, notwithstanding anything in this Agreement to the contrary, the Parent shall not be required to make any such payment to the extent that, after giving effect thereto, the aggregate Additional Purchase Price theretofore paid to the Applicable Slick Stockholders would exceed $35,000,000. To the extent that any such Additional Purchase Price is withheld by the Parent pursuant to Section 8.9(d)(v) hereof but is ultimately paid by the Parent, or is otherwise not paid by the Parent when due in accor-dance with this Section 4.4, such amount so paid shall accrue interest from the date it is first payable pursuant to this Section 4.4 to the date it is actually paid at the rate on 30-year Treasury Bonds as in effect from time to time during such period. Any Additional Purchase Price payable to any Applicable Slick 50 Stockholder, together with any interest accrued thereon in accordance with the preceding sentence of this Section 4.3, shall be paid by the Parent's delivery to such Applicable Slick 50 Stockholder of such number of shares of Parent Common Stock, rounded up or down to the nearest whole share, as have a value equal to the sum of such Additional Purchase Price and such interest. For purposes of this Article IV, each share of Parent Common Stock shall be valued based upon a per share price equal to the average closing price of the Parent Common Stock as reported on the NYSE for the sixty (60) trading days immediately preceding the second business day prior to the date such payment is made.

                 4.5. Adjustments to Earn Out Objectives. In the event that either (i) the application of the Parent's past principles, procedures and elections to the calculation of the Adjusted EBIT for any Earn-Out Year or (ii) a change in generally accepted accounting principles during any Earn-Out Year would make it inequitable to compare the Adjusted EBIT for such Earn-Out Year to the Earn-Out Objective for such Earn-Out Year for purposes of calculating such year's Additional Purchase Price, then the Parent and the Stockholders' Representative shall negotiate in good faith to recalculate the Earn-Out Objective for such Earn-Out year to preserve, as closely as possible, the commercial arrangements reflected in the provisions of this Article IV.


                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF SLICK 50

                 Slick 50 hereby represents and warrants to the Parent and the Company with respect to Slick 50 and the Slick 50 Subsidiaries as follows. In addition, for purposes of Sections 5.3, 5.4, 5.8, 5.13(k), 5.23, 5.27 and 5.28,
each Slick 50 Stockholder hereby represents and warrants to the Parent and the Company with respect to itself as follows.

                 5.1. Organization, etc. (a) Slick 50 is a corporation duly organized, validly existing and in good stand-ing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Slick 50 is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the financial condition, operations or business of Slick 50 and the Slick 50 Subsidiaries taken as a whole. Except as set forth on Schedule 5.1 hereto, Slick 50 does not have any subsidiaries and, except as set forth on Schedule 5.1 hereto, Slick 50 does not own any capital stock of or equity interests in any corporation, partnership, joint venture or other entity. Slick 50 has heretofore delivered or made available to the Parent accurate and complete copies of the Certificate of Incorporation and By Laws of Slick 50, as amended and in effect on the date hereof and Slick 50's minute books, which minute books accurately reflect all action taken on or prior to the date hereof at the meetings of its stockholders and the Board and all committees thereof. The stock certificate books and ledgers or Slick 50, which have been made available to the Parent, are true, correct and complete, and accurately reflect, at the date hereof, the ownership of the issued and outstanding capital stock of Slick 50.

                 (b) Except as set forth on Schedule 5.1 (b), each of the Slick 50 subsidiaries listed on Schedule 5.1 hereto (the "Slick 50 Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry out its business as now being conducted. Each of the Slick 50 Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the financial condition, operations or business of Slick 50 and the Slick 50 Subsidiaries taken as a whole. Slick 50 has heretofore delivered to the Parent accurate and complete copies of the Certificate of Incorporation and By Laws of each of the Slick 50 Subsidiaries, as amended and in effect on the date hereof. The minute books of each of the Slick 50 Subsidiaries, which have been made available to the Parent, contain a true, complete and correct record of all corporate action taken on or prior to the date hereof at the meetings of each subsidiaries' respective stockholders and board of directors and all committees thereof. The stock certificate books and ledgers of each of the Slick 50 Subsidiaries, which have been made available to the Parent, are true, correct and complete, and accurately reflect, at the date hereof, the ownership of the issued and outstanding capital stock of each of the Slick 50 Subsidiaries. Except as set forth on Schedule 5.1 Slick 50 owns of record and beneficially 100% of the issued and outstanding capital stock of each Slick 50 Subsidiary.

                 (c) Petrolon Group, Inc. Petrolon Group, Inc. has no material assets or liabilities and is currently conducting no operations.

                 5.2. Capitalization. (a) The authorized capital stock of Slick 50 and each of the Slick 50 Subsidiaries is as set forth on Schedule 5.2 hereto. All issued and outstanding shares of Slick 50 Common Stock and all issued and outstanding shares of the capital stock of the Slick 50 Subsidiaries are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Schedule 5.2 sets forth the name of each person who owns beneficially or of record any shares of Slick 50 capital stock and the number of shares owned by each such person. Schedule 5.2 hereto shows the name of each holder of an option to purchase shares of Slick 50 Common Stock, the number of shares of Slick 50 Common Stock subject to all such options held by such holder and the per share exercise price thereof.

                 (b) Except for the options listed on Schedule 5.2 hereto (collectively, the "Slick 50 Options"), which options will all be cancelled pursuant to the Option Cancellation Agreement prior to the Closing Date, there are not now, and at the Effective Time there will not be, any options, warrants, calls, subscriptions, or other rights or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating Slick 50 or any of the Slick 50 Subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, any additional shares of capital stock or other equity interest of Slick 50 or any of the Slick 50 Subsidiaries, or any securities or obligations convertible into or exchangeable for any such capital stock or other interests, or obligating Slick 50 or any of the Slick 50 Subsidiaries to grant, extend or enter into any such agreement or commitment and no authorization therefor has been given or made.

                 5.3. Authority Relative to this Agreement. Slick 50 and such Slick 50 Stockholder have all requisite power and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Slick 50 and the consummation by Slick 50 of the transactions contemplated hereby have been duly and validly authorized and approved by the Board. Except for the approval by the Slick 50 Stockholders which is referred to in Section 8.2, no other corporate action or proceedings on the part of Slick 50 are necessary to authorize this Agreement or to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Slick 50 and such Slick 50 Stockholder and constitutes a valid and legally binding agreement of Slick 50 and such Slick 50 Stockholder, enforceable against Slick 50 and such Slick 50 Stockholder in accordance with its terms.

                 5.4. Consents and Approvals; No Violation. Except for applicable requirements of the HSR Act and, in the case of Slick 50, the approval of the Slick 50 Stockholders which is referred to in Section 8.2 and the filing and recordation of appropriate merger documents as required by the GCL (i) there is no legal impediment to Slick 50's or such Slick 50 Stockholder's consummation of the transactions contemplated by this Agreement, and (ii) no filing with, and no permit, authorization, consent or approval of, any public body or authority or, except as set forth on Schedule 5.4, other third party is necessary for the consummation by Slick 50 or such Slick 50 Stockholder of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Slick 50 or such Slick 50 Stockholder, nor the consummation by Slick 50 or such Slick 50 Stockholder of the transactions contemplated hereby nor compliance by Slick 50 or such Slick 50 Stockholder with any of the provisions hereof will (i) conflict with or result in any violation of any provision of the Certificate of Incorporation or By Laws of Slick 50 or, in the case of Gold Eagle, the Certificate of Incorporation or By Laws of Gold Eagle, (ii) violate any statute, rule, regulation, order, writ, injunction or decree of any public body or authority by which Slick 50 or any of the Slick 50 Subsidiaries or such Slick 50 Stockholder or any of their respective properties is bound or (iii) except as set forth on Schedule

5.4, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement, note, bond, mortgage, indenture, license, lease, franchise, permit or other instrument or obligation to which Slick 50, any of the Slick 50 Subsidiaries or such Slick 50 Stockholder is a party, or by which any of their respective properties are bound, except, in the case of Slick 50 or the Slick 50 Subsidiaries, where such breach would not have a material adverse effect on the financial condition, operations or business of Slick 50 and the Slick 50 Subsidiaries taken as a whole.

                 5.5. Financial Statements. (a) Slick 50 has previously furnished to the Parent copies of Slick 50's consolidated financial statements (including a year end balance sheet, an annual statement of income and a statement of stockholders' equity) for each of the three fiscal years ended November 30, 1994, together with the related audit reports of Ernst & Young, independent certified public accountants.

                 (b) Slick 50 has also previously furnished to the Parent unaudited consolidated financial statements of Slick 50 containing a balance sheet at February 28, 1995 (the "Slick 50 Balance Sheet"), and a statement of income for the three month period from November 30, 1994 to February 28, 1995 (the "Slick 50 Income Statement").

                 (c) The financial statements referred to in Sections 5.5(a) and (b) (collectively, the "Financial Statements") are true and complete in all material respects, and have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis from period to period, except such changes as are required or permitted by changes in generally accepted accounting principles and approved by Slick 50's certified public accountants, and except that the unaudited interim consolidated financial statements are subject to normal year end audit adjustments and do not contain footnotes. The Financial Statements fairly present in all material respects the financial condition of Slick 50 and the Slick 50 subsidiaries at the respective dates thereof and the results of operations of Slick 50 and the Slick 50 subsidiaries for the periods then ended.

                 5.6. Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.6, neither Slick 50 nor any of the Slick 50 Subsidiaries has any liabilities, obligations or contingencies of any nature whatsoever (whether absolute, accrued, contingent or otherwise), except for (i) liabilities, obligations or contingencies which are accrued or reserved against on the face of (and not solely in any notes to) the Slick 50 Balance Sheet, (ii) immaterial liabilities which were incurred after the date of the Slick 50 Balance Sheet and (iii) liabilities arising under any agreements, licenses, contracts, leases and commitments (x) listed on Schedule 5.19 hereto or which are not required to be listed on Schedule 5.19 hereto because of the applicable thresholds set forth in Section 5.19 or (y) which are entered into after the date of this Agreement in the ordinary course of business in accordance with the terms of this Agreement.

                 5.7. Absence of Material Adverse Change. Since February 28, 1995, except as specifically set forth in Schedule 5.7 or 5.19 hereto, neither Slick 50 nor any of the Slick 50 Subsidiaries has:

                 (a) incurred any material obligations, liabilities or commitments, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as a guarantor or otherwise with respect to obligations of others),

                 (b) mortgaged, pledged or subjected to any Liens (other than a Permitted Lien) any of its respective material assets, tangible or intangible,

                 (c) acquired or disposed of any material assets or properties, or entered into any agreement or other arrangement for any such acquisition or disposition, other than, in any case, any disposition of inventory in the ordinary course of business consistent with past practices,

                 (d)  forgiven or cancelled any material debts or claims,

                 (e) declared, made, paid or set apart any sum for any dividend or other distribution to the stockholders of Slick 50 or purchased or redeemed any shares of Slick 50's capital stock or issued or granted any option, warrant or right to purchase any capital stock of

         Slick 50 or any of the Slick 50 Subsidiaries, or reclassified Slick 50's capital stock,

                 (f) authorized the creation or issuance of or issued, sold or disposed of or created any obligation to issue, sell or dispose of any shares of Slick 50's or any of the Slick 50 Subsidiaries' capital stock of any class, any notes, bonds or other securities, or any options, warrants or rights to purchase any such shares, notes, bonds or other securities, or any securities convertible into or exchangeable for such shares, notes, bonds or other securities,

                 (g) increased or committed to increase in any manner the compensation, bonus or bonus opportunity or fringe benefits of any Employee or consultant (other than salary or wage increases granted in the ordinary course of business and consistent with past practice or pursuant to any existing contractual obligation listed on Schedule
         5.19 hereto), entered into, adopted or amended or committed to enter into, adopt or amend any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement for the benefit of any Employee or consultant (whether or not legally binding),

                 (h) entered into any material transaction or contract other than in connection with the transactions contemplated hereby,

                 (i) purchased, sold, assigned, pledged or otherwise transferred or licensed any material tangible assets or any patent, trademark, trade name, copyright, license, franchise, design or other intangible assets or property,

                 (j)  amended its Certificate of Incorporation or By Laws,

                 (k) changed any accounting methods or practices, including, without limitation, any change in depreciation or amortization policies or rates,

                 (l) solicited any offer from another person or entity for the purchase or other acquisition of all or any material part of the shares or assets of Slick 50 or any of the Slick 50 Subsidiaries,

                 (m) suffered any damage, destruction or loss (whether or not covered by insurance) to the tangible assets of Slick 50 or any of the Slick 50 Subsidiaries that materially and adversely affects the financial condition, operations or business of Slick 50 and the Slick 50 Subsidiaries taken as a whole,

                 (n) suffered any strike or other material labor trouble that materially and adversely affects the financial condition, operations or business of Slick 50 and the Slick 50 Subsidiaries taken as a whole, or

                 (o) suffered any loss of employees or customers that materially and adversely affects the financial condition, operations or business of Slick 50 and the Slick 50 Subsidiaries taken as a whole.

                 5.8. Finders and Investment Bankers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Slick 50 or such Slick 50 Stockholder in such manner as to give rise to any valid claim against the Parent, the Company or Slick 50 for any broker's or finder's fee or similar compensation.

                 5.9. Severance, Termination, Change in Control and Similar Agreements. Except as set forth on Schedule 5.9 hereto, neither Slick 50 nor any of the Slick 50 Subsidiaries is a party to or bound by any agreement, commitment or arrangement with or for the benefit of any current or former employee or director providing for any severance, termination, change in control or retention payments or benefits or for the vesting, enhancement or acceleration of any payments or benefits in connection with or as a result of, directly or indirectly, any change in control of Slick 50 or any of the Slick 50 Subsidiaries, or will be a party to or bound by any such agreement, commitment or arrangement at the Effective Time.

                 5.10. Real and Personal Property. (a) Schedule 5.10(a) hereto lists all real property owned (the "Owned Real Property") or leased (the "Leased Real Property") or held for use by Slick 50 or any of the Slick 50 Subsidiaries and contains a legal description of each parcel of real property owned by Slick 50 or any of the Slick 50 Subsidiaries, including a summary description of the buildings, structures and improvements thereon. Slick 50 has previously delivered to the Parent a true and correct copy of each lease of real property to which Slick 50 or any of the Slick 50 Subsidiaries is a party.

                 (b) Schedule 5.10(b) hereto contains a list of all material equipment and other personal property owned or leased (and so identified as owned or leased) by and carried on the books of Slick 50 or any of the Slick 50 Subsidiaries. A copy of each such lease has previously been delivered to the Parent.

                 (c) Slick 50 and each Slick 50 Subsidiary is the owner of, and has good and valid title to, all of the rights, title and interests in, to and under all of the properties, assets, rights, claims and contracts of every kind, character and description owned or held by it for use in connection with its business, whether real (as to which it has good and marketable title), personal or mixed, tangible or intangible (including goodwill) including, without limitation, all assets reflected on the Slick 50 Balance Sheet or utilized in the operations reflected in the Slick 50 Income Statement of Slick 50 included in the Financial Statements, as the same may exist on the Closing Date, except for (i) cash expended and (ii) inventories and other assets sold and receivables collected in the ordinary course of business since February 28, 1995, in all cases free and clear of all Liens, except for Permitted Liens and as set forth on Schedule 5.10(c) hereto. To the knowledge of Slick 50, Slick 50 and each Slick 50 Subsidiary has maintained all tangible assets material to its respective business in reasonable repair, working order and operating condition, subject only to ordinary wear and tear, and all such tangible assets are adequate and suitable in all material respects for the purposes for which they are presently being used.

                 (d) With respect to each lease of real or personal property listed in Schedule 5.10(a) hereto (i) such lease is in full force and effect and is valid, binding and enforceable against Slick 50 or the applicable Slick 50 Subsidiary, as the case may be, and to the best of Slick 50's knowledge, the lessor thereof, (ii) all accrued and payable rents have been paid, (iii) Slick 50 or such Slick 50 Subsidiary, as the case may be, is in peaceable possession of the real property or personal property which is subject thereto and (iv) neither Slick 50 nor such Slick 50 Subsidiary, as the case may be, nor to the knowledge of Slick 50, the lessor thereof, is in default of any material provision thereof, and to the knowledge of Slick 50, no event that with the giving of notice, the lapse of time or the happening of any further event, or both, would become a default of a material provision, has occurred under any such lease.

                 (e) Except as set forth on Schedule 5.10(e) hereto, Slick 50 and each Slick 50 Subsidiary has all easements, rights-of-way and similar authorizations required for the ownership and use of the real property owned by it and listed on Schedule 5.10(a) hereto, excluding immaterial easements, rights-of-way or similar authorizations. Neither the whole nor any portion of any real property owned or occupied by Slick 50 or any of the Slick 50 Subsidiaries has been condemned or otherwise taken by any public authority, and neither Slick 50 nor any of the Slick 50 Subsidiaries has any notice that any such condemnation or taking is threatened or contemplated.

                 (f) (i) None of the properties owned or occupied by Slick 50 or any of the Slick 50 Subsidiaries nor the occupancy or operation thereof is in violation in any material respect of any law or any building, zoning or other ordinance, code or regulation, the violation of which would have a material adverse effect on the financial condition operations or business of Slick 50 and the Slick 50 Subsidiaries taken as a whole; (ii) no notice from any governmental body has been served upon Slick 50 or any of the Slick 50 Subsidiaries or upon any property owned or occupied by Slick 50 or any of the Slick 50 Subsidiaries claiming any material violation of any such law, ordinance, code or regulation or requiring, or calling to the attention of Slick 50 or any of the Slick 50 Subsidiaries the need for, any work, repair, construction, alterations or installation on or in connection with any such properties which has not been complied with; and (iii) there is no material encroachment of the improvements located on the real property owned or occupied by Slick 50 or any of the Slick 50 Subsidiaries upon any adjoining property, or of improvements located on any adjoining property upon any property owned or occupied by Slick 50 or any of the Slick 50 Subsidiaries.

                 5.11. Litigation. Except as set forth on Schedule 5.11 hereto, there is not any governmental investigation or inquiry relating to Slick 50 or any of the Slick 50 Sub-sidiaries which is pending and to which Slick 50 or any of the Slick 50 Subsidiaries is a party or of which Slick 50 or any of the Slick 50 Subsidiaries has received notice, nor is Slick 50 or any of the Slick 50 Subsidiaries party to any action, suit or proceeding which relates to the transactions contemplated by this Agreement or would, if adversely determined, result in any material liability to Slick 50 or any of the Slick 50 Subsidiaries, nor has Slick 50 or any of the Slick 50 Subsidiaries received an actual threat of any such action, proceeding, investigation or inquiry. No such action, proceeding, investigation or inquiry has been pending at any time since December 31, 1992. There are no material citations, fines or penalties heretofore asserted against Slick 50 or any of the Slick 50 Subsidiaries under any federal, state, local or foreign law which remain unpaid, nor, except as set forth on Schedule 5.11, has Slick 50 or any of the Slick 50 Subsidiaries received any notices or any other communications since December 31, 1992 from any federal, state, local or foreign agency or other governmental authority with respect to any material violations or alleged violations of any material federal, state, local or foreign law or regulation.

                 5.12. Compliance with Other Instruments and Laws. Neither Slick 50 nor any of the Slick 50 Subsidiaries is in violation of or default under any term of (a) its respective Certificate of Incorporation or By Laws,
(b) any note, bond, mortgage, indenture, instrument or agreement relating to indebtedness for borrowed money, (c) any judgment, decree or order of any court or governmental body, or (d) except as may be set forth in Schedule 5.12 hereto, any other material contract, agreement, license, lease, franchise, permit or other instrument or obligation to which it is a party or by which it or any of its respective properties or assets is bound, except where any such default would not have a material adverse effect on the financial condition, operations or business of Slick 50 and the Slick 50 Subsidiaries taken as a whole. Slick 50 and each of the Slick 50 Subsidiaries is in compliance in all material respects with all statutes, laws, ordinances, rules, regulations, permits, concessions, grants, franchises, licenses or other governmental authorizations or approvals applicable to the operation of its respective businesses, except where the failure to so comply would not have a material adverse effect on the financial condition, operations or business of Slick 50 and the Slick 50 Subsidiaries taken as a whole. All permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals material to the conduct of the busi-ness of Slick 50 and each of the Slick 50 Subsidiaries have been duly obtained and are in full force and effect. There are no proceedings pending or, to the best of Slick 50's or any of the Slick 50 Stockholders' knowledge, threatened which may result in the revocation, cancellation, suspension or materially adverse modification thereof. None of such permits, concessions, grants, franchises, licenses or other governmental authorizations and approvals will be affected in a manner that would have a material adverse effect on the financial condition, operations or business of Slick 50 and the Slick 50 Subsidiaries taken as a whole by the consummation of the transactions contemplated by this Agreement.

                 5.13. Taxes. (a) All Taxes that are or may be required to be paid, collected or withheld by or with respect to Slick 50, any Slick 50 Subsidiary or any of their assets or business on or before the Closing Date or that are or may be chargeable as a Lien on any of their assets have been timely paid or collected or withheld and remitted to the appropriate taxing authorities, except (i) as set forth on Schedule 5.13 and (ii) for any Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and, in either case, for which adequate reserves have been established and are being maintained in accordance with U.S. generally accepted accounting principles.

                 (b) Except as set forth on Schedule 5.13, all Tax returns, reports and filings ("Tax Returns") that are or may be required to be filed (considering all extensions) by or with respect to Slick 50, any Slick 50 Subsidiary or any of their assets or business on or before the Closing Date have been timely filed with the appropriate taxing authorities. All such Tax Returns are true and correct in all material respects.

                 (c) Except as set forth on Schedule 5.13, none of Slick 50 and the Slick 50 Subsidiaries (i) has received any written notice of deficiency or assessment of Tax from any taxing authority or, to the knowledge of Slick 50 and each of the Slick 50 Subsidiaries, has been threatened by any taxing authority with any other deficiency or assessment of Tax, (ii) is currently under, or has received notice of commencement of, any Tax audit by any taxing authority or (iii) has executed any waiver of the statute of limitations with respect to any taxable period.

                 (d) Except as set forth on Schedule 5.13, neither Slick 50 nor any Slick 50 Subsidiary is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes at any time.

                 (e) Except as set forth on Schedule 5.13, there is no contract, agreement or intercompany account system (including Tax sharing, allocation and indemnification agreements) under which Slick 50 or any Slick 50 Subsidiary has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount computed by reference to any portion of a Tax).

                 (f) Except as set forth on Schedule 5.13, no written ruling or decision has been received from, and no closing or other similar agreement has been executed with, any taxing authority that will be binding upon Slick 50 or any Slick 50 Subsidiary after the Closing.

                 (g) Neither Slick 50 nor any Slick 50 Subsidiary shall as a result of the transactions contemplated hereby make or become obligated to make, any excess parachute payment, as defined in Section 280G of the Code.

                 (h) Neither Slick 50 nor any Slick 50 Subsidiary has at any time filed a consent under section 341(f) of the Code.

                 (i) Neither Slick 50 nor any Slick 50 Subsidiary is or has been a "United States real property holding corporation" (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

                 (j)  None of the assets of Slick 50 or any Slick 50 Subsidiary
(i) is property required to be treated as being owned by any other person under the "safe harbor lease" provisions of former section 168(f)(8) of the Internal Revenue Code of 1954, as amended, or (ii) has been financed with or directly or indirectly secures any bond or debt the interest on which is tax-exempt under section 103(a) of the Code.

                 (k) Neither Slick 50 nor any of the Slick 50 Subsidiaries nor such Slick 50 Stockholder has taken or agreed to take any action or has any knowledge of any fact or circumstance that would prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of section 368(a) of the Code.

                 5.14. ERISA. Schedule 5.14 hereto contains a true and complete list of each "employee benefit plan", as such term is defined in section 3(3) of ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change in control, employment, stock option or other equity-based, performance or other employee or retiree benefit or compensation plan, trust, fund, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee, former employee, director or former director of Slick 50 or any Slick 50 Subsidiary or the beneficiaries or dependents of any such person (such employees, former employees, directors, former directors, beneficiaries and dependents referred to collectively as the "Employees") or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by Slick 50 or any of the Slick 50 Subsidiaries or any other trade or business, whether or not incorporated, which, together with Slick 50 or any of the Slick 50 Subsidiaries, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under section 414 of the Code (such trades and businesses referred to as the "Related Persons"), or to which Slick 50 or any of the Slick 50 Subsidiaries or any Related Person contributes or is or has been obligated or required to contribute (collectively, the "Plans").

                 Each Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code as currently in effect and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status.

                 Neither Slick 50 nor any of the Slick 50 Subsidiaries nor any Related Person would be liable for any material amount pursuant to section
4062, 4063 or 4064 of ERISA if any Plan that is subject to Title IV of ERISA were to terminate as of the date hereof. Neither Slick 50 nor any of the Slick 50 Subsidiaries nor any Related Person has been involved in any transaction that could cause Slick 50 or any of the Slick 50 Subsidiaries to be subject, directly or indirectly, to liability under section 4069 or 4212 of ERISA. Neither Slick 50 nor any of the Slick 50 Subsidiaries nor any Related Person has incurred (either directly or indirectly, including as a result of any indemnification obligation or joint and several liability provision of any applicable law) any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and, to the knowledge of Slick 50 and each of the Slick 50 Subsidiaries, no event, transaction or condition has occurred or exists which could result in any such liability to Slick 50 or any of the Slick 50 Subsidiaries. Each of the Plans has been operated and administered in all respects in accordance with all applicable laws, including but not limited to ERISA and the Code, except where any such noncompliance would not result in a material liability to Slick 50 or any of the Slick 50 Subsidiaries. There are no material pending or, to the knowledge of Slick 50 and each of the Slick 50 Subsidiaries, threatened claims by or on behalf of any of the Plans, by any Employee or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits). No Plan is a "multiple employer plan" within the meaning of section 4063 or 4064 of ERISA or a "multiemployer plan" within the meaning of section 4001(a)(3) of ERISA. Each Plan that is subject to the minimum funding standards of ERISA or the Code satisfies such standards under section 412 and 302 of the Code and ERISA, respectively, and no such Plan has incurred an "accumulated funding deficiency" within the meaning of such sections, whether or not waived. All contributions and premiums required to have been made by Slick 50 or any of the Slick 50 Subsidiaries to or in respect of any Plan under the terms of any such Plan or pursuant to any applicable collective bargaining agreement or applicable law (including, without limitation, ERISA and the Code) have been made within the earliest time prescribed by any such Plan, agreement or law. No Employee is or may become entitled to post-employment benefits of any kind by reason of employment with Slick 50 or any of the Slick 50 Subsidiaries, including, without limitation, death or medical benefits (whether or not insured), other than (i) coverage mandated by section 4980B of the Code, (ii) retirement benefits payable under any Plan intended to qualify under section 401(a) of the Code or (iii) deferred compensation adequately reserved against in the Slick 50 Balance Sheet or, to the extent not so reserved, compensation deferred with respect to services rendered after February 28, 1995 in the ordinary course of the business of the Company and consistent with past practice. To the extent required by U.S. generally accepted accounting principles, the Slick 50 Balance Sheet will properly and adequately reflect any and all liabilities and obligations of Slick 50 and each of the Slick 50 Subsidiaries relating to any period ending on or prior to the date thereof to or in respect of the Employees or the Plans for (A) unpaid compensation, salaries, wages, vacation and sick pay, disability payments and other payroll items (including, without limitation, bonus, incentive and deferred compensation) and (B) unpaid or unfunded contributions, benefits, costs, Pension Benefit Guaranty Corporation premiums and expenses to or in respect of any Plan.

                 5.15. Accounts Receivable. The accounts and notes receivable of Slick 50 and the Slick 50 Subsidiaries reflected on the Closing Balance Sheet shall have arisen only from bona fide transactions in the ordinary course of business and shall be good and collectable free and clear of any Liens, except to the extent of the reserve for uncollectible accounts and notes receivable established on the Closing Balance Sheet. Slick 50 and each of the Slick 50 Subsidiaries has delivered to the Parent an accurate dating of all of its respective accounts receivable as of February 28, 1995.

                 5.16. Inventories. All of Slick 50's and the Slick 50 Subsidiaries' inventories and supplies are reflected on the Slick 50 Balance Sheet at cost or market, whichever is lower; now are, and on the Closing Date will be, of sufficient quality or quantity for the normal operation of Slick 50's and the Slick 50 Subsidiaries' respective businesses; and did not on February 28, 1995 contain, do not now contain, and on the Closing Date will not contain, obsolete items carried on the Slick 50 Balance Sheet in an aggregate amount in excess of 2.5% of the aggregate inventory and supplies in respect of the businesses now conducted by Slick 50 and the Slick 50 Subsidiaries.

                 5.17. Insurance. Schedule 5.17 hereto lists all policies of insurance covering Slick 50, any of the Slick 50 Subsidiaries or any of their respective properties as maintained by Slick 50 or any of the Slick 50 Subsidiaries on the date hereof. Such policies are in full force and effect and all premiums due thereon have been paid. Slick 50 and each of the Slick 50 Subsidiaries has complied in all material respects with the applicable terms and provisions of such policies. No notice of termination or premium increase has been received under any of the policies. The insurance coverage provided by such policies (including, without limitation, as to deductibles and self-insured retentions) is of the type customarily maintained by similar companies similarly situated.

                 5.18.  Intellectual Property.  (a)  For purposes of this
Section 5.18, the term "Intellectual Property" means the United States and foreign trademarks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, the United States and foreign letters patent and patent applications, and inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing.

                 (b) Schedule 5.18(b) hereto sets forth a complete and correct list of all Intellectual Property that constitute trademarks and tradenames that is owned by Slick 50 or any of the Slick 50 Subsidiaries. All of the Intellectual Property that is owned by Slick 50 or any of the Slick 50 Subsidiaries (the "Owned Intellectual Property") constitutes all of the Intellectual Property used or held for use in connection with, necessary for the conduct of, or otherwise material to Slick 50's or any of the Slick 50 Subsidiaries' businesses (as presently conducted), except for computer software licensed to Slick 50 or any of the Slick 50 Subsidiaries by third parties and any other Intellectual Property Licenses under which Slick 50 or a Slick 50 Subsidiary is a licensee. Schedule 5.18(b) sets forth a complete and correct list of all written or oral licenses and arrangements (i) pursuant to which the use by any person of Intellectual Property (other than computer software) is permitted by Slick 50 or any of the Slick 50 Subsidiaries and (ii) pursuant to which the use by Slick 50 or any of the Slick 50 Subsidiaries of Intellectual Property (other than computer software) is permitted by any person (collectively, together with any of the foregoing relating to computer software, the "Intellectual Property Licenses"). Immediately after the Effective Time, Slick 50 and each of the Slick 50 Subsidiaries will have the right to use all Intellectual Property described on Schedule 5.18(b) and all computer software licensed by Slick 50 or any of the Slick 50 Subsidiaries and will own all Owned Intellectual Property, free and clear of Liens, except as set forth on Schedule 5.18(b). All Intel-lectual Property Licenses are in full force and effect in accordance with their terms, and are free and clear of any Liens, except any Liens created by the terms thereof, Permitted Liens or as set forth in Schedule 5.18(b). Neither Slick 50 or any of the Slick 50 Subsidiaries nor, to the knowledge of Slick 50, any other party is in default under any Intellectual Property License, except where such default would not have a material adverse effect on the financial condition, operations or business of Slick 50 and the Slick 50 Subsidiaries taken as a whole and no such default is currently threatened. The conduct of Slick 50's and each of the Slick 50 Subsidiaries' businesses does not infringe the rights of any third party in respect of any Intellectual Property, except as set forth on Schedule 5.18(b). Except as set forth on Schedule 5.18(b), to the knowledge of Slick 50, none of the Owned Intellectual Property is being infringed by third parties. Except as set forth on Schedule 5.18(b), there is no claim or demand of any person pertaining to, or any proceeding which is pending or threatened that challenges the rights of Slick 50 or any of the Slick 50 Subsidiaries in respect of any Owned Intellectual Property or Intellectual Property License, or that claims that any default exists under any Intellectual Property License. Except as set forth on Schedule 5.18(b), the Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office and United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary or, in the reasonable judgment of Slick 50, desirable, to ensure sufficient protection under any applicable law, and the same remain in full force and effect.

                 5.19. Contracts. Set forth on Schedule 5.19 hereto is a complete and accurate list as of the date hereof of all agreements, licenses, contracts, leases and commitments of the following types (and all amendments thereto), written or oral, to which Slick 50 or any of the Slick 50 Subsidiaries is a party or by which any of them or any of their respective properties is bound as of the date hereof:

                 (a) Mortgages, etc. Mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money or advances of credit;

                 (b)  Partnership.  Partnership or joint venture agreements;

                 (c) Employment. Employment agreements and consulting agreements;

                 (d)  Collective Bargaining.  Collective bargaining agreements;

                 (e) Bonus Plans, etc. Bonus, profit sharing, compensation, stock option, pension, retirement, severance, deferred compensation or other plans, agreements, arrangements, trusts or funds for the benefit of employees, including all arrangements subject to ERISA;

                 (f) Sales Agency, etc. Material sales agency, manufacturer's representative or distributorship agreements, supply agreements, marketing agreements, advertising agreements, licenses and any agreements relating to Intellectual Property, including all Intellectual Property Licenses;

                 (g) Capital Expenditures. Agreements or commitments for capital expenditures in excess of $150,000 for any single project (it being represented and warranted that all agreements or commitments for capital expenditures do not exceed $300,000 in the aggregate);

                 (h) Keepwell Agreements. Agreements to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any entity or business;

                 (i) Agreements with Affiliates. Agreements or commitments with any officer or director of Slick 50 or any of the Slick 50 Subsidiaries or any person who owns more than five percent (5%) of the issued and outstanding shares of Slick 50 Common Stock;

                 (j) Geographical Restrictions. Contracts or binding commitments limiting the freedom of Slick 50 or any of the Slick 50 Subsidiaries to compete in any line of business or in any geographical area or with any person or entity;

                 (k) Purchase of Materials, Etc. Agreements, orders or commitments for the purchase of materials, supplies, or services, or for the sale of products, or services, in any case, having an unexpired term of more than 12 months or involving aggregate payments in excess of $100,000; and

                 (l) Other Agreements. All other agreements, contracts and commitments (excluding purchase orders and sales orders created in the ordinary course of business), written or oral, to which Slick 50 or any of the Slick 50 Subsidiaries is a party or by which any of their respective properties is bound as of the date hereof, any one (or series) of which in any way involve payments or receipts of more than $75,000 in the course of the year following the date hereof.

                 All of the agreements, licenses, contracts, leases and commitments listed on Schedule 5.19 are in full force and effect and neither Slick 50 nor any of the Slick 50 Subsidiaries has received written notice of a default or event which, with the lapse of time or notice, or both, would constitute an event of default thereunder.

                 5.20. Major Customers. (a) Schedule 5.20 hereto sets forth for the twelve-month period ended February 28, 1995, (a) the names and addresses of the 10 largest customers of Slick 50 and the Slick 50 Subsidiaries, taken as a whole (based on the aggregate value of products ordered from Slick 50 and the Slick 50 Subsidiaries by such customers during such period), and (b) the amount for which each such customer was invoiced during such period. Neither Slick 50 nor any of the Slick 50 Subsidiaries has received any written, or to the knowledge of Slick 50, any other notice that any such customer of Slick 50 or any of the Slick 50 Subsidiaries (i) has ceased, or will cease, to purchase the products of Slick 50 or any of the Slick 50 Subsidiaries, as the case may be, (ii) has materially reduced, or will materially reduce, purchases of the products of Slick 50 or any of the Slick 50 Subsidiaries, as the case may be, or (iii) has sought, or is seeking, to materially reduce the price it will pay for the products of Slick 50 or any of the Slick 50 Subsidiaries, as the case may be.

                 (b) Except as set forth on Schedule 5.20(b) hereto, neither Slick 50 nor any of the Slick 50 Subsidiaries has received any written or any other notice that any person or entity with whom Slick 50 or any of the Slick 50 Subsidiaries does business will not continue to do business with Slick 50 or any of the Slick 50 Subsidiaries after the Closing Date on terms and conditions substantially the same as those prevailing during the past 12 months. Slick 50 and each of the Slick 50 Stockholders believe that Slick 50's and the Slick 50 Subsidiaries' respective relations with persons and entities material to the conduct of their respective businesses are good.

                 5.21. Affiliate Transactions. Schedule 5.21 hereto contains a list of all contracts, agreements, transactions or commitments between any Slick 50 Stockholder, any former stockholder of Slick 50, any stockholder or former stockholder of any of the Slick 50 Subsidiaries, any officer, employee or director of Slick 50 or any of the Slick 50 Subsidiaries, any family member of any of the foregoing or any other affiliate of any of the foregoing, on the one hand, and Slick 50 or any of the Slick 50 Subsidiaries, on the other hand, other than (i) compensation paid as part of the employment relationship for services rendered or (ii) contributions by Slick 50 or any of the Slick 50 Subsidiaries or payments of benefits under any defined benefit programs of Slick 50 or any of the Slick 50 Subsidiaries (collectively, the "Affiliate Transactions"), that (x) took place or were entered into during the 24 months preceding the date of this Agreement or (y) provide for payments to be made by Slick 50 which will bind Slick 50 or any of the Slick 50 Subsidiaries after the Closing. Effective on the Closing Date, except as set forth on Schedule 5.21, each Slick 50 Stockholder irrevocably waives all known and unknown claims it may have against Slick 50 or any of the Slick 50 Subsidiaries or any past or current officer or director (in any capacity) and hereby releases the Parent and the Company and all such other parties from claims arising out of any state of facts existing prior to the Closing Date, regardless of whether any such claim arises under any of the agreements listed on Schedule 5.21 or otherwise.

                 5.22. Environmental Matters. (a) Compliance with Environmental Laws. Slick 50 and each of the Slick 50 Subsidiaries has complied and is in compliance in all material respects with all applicable environmental laws pertaining to its respective assets and ownership thereof, and to the operation of its respective businesses. Neither Slick 50 nor any of the Slick 50 Subsidiaries has received any written notice or any other notice, alleging that it is in violation of any applicable environmental law relating to any of its respective assets or to the use or ownership thereof, or to the operation of its respective businesses.

                 (b) Other Environmental Matters. (i) Neither Slick 50 nor any of the Slick 50 Subsidiaries nor, to the knowledge of Slick 50, any other person has caused or taken any action that will result in, and neither Slick 50 nor any of the Slick 50 Subsidiaries is subject to, any material liability or obligation (other than restrictions on the use of such property or assets imposed by law none of which restrictions materially affect the operation of the business of such entities as presently conducted) relating to (x) the environmental conditions on, under, or about the properties or assets of Slick 50 or any of the Slick 50 Subsidiaries owned, leased, operated or used by Slick 50 or any of the Slick 50 Subsidiaries or any predecessor thereto at the present time or in the past, including, without limitation, the air, soil and groundwater conditions at such properties or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal or release of any hazardous materials.

                 (ii) Slick 50 and each of the Slick 50 Subsidiaries has disclosed and made available to the Parent all material information, including, without limitation, all studies, analyses and test results, in the possession, custody or control of or otherwise known to Slick 50 or to any of the Slick 50 Subsidiaries relating to (x) the environmental conditions on, under or about the properties or assets of Slick 50 and all of the Slick 50 Subsidiaries owned, leased, operated or used by Slick 50 or any of the Slick 50 Subsidiaries or any predecessor in interest thereto at the present time or in the past, and (y) any hazardous materials used, managed, handled, transported, treated, generated, stored or released by Slick 50 or any of the Slick 50 Subsidiaries or any other person on, under, about or from any of the properties or assets of Slick 50 or any of the Slick 50 Subsidiaries or in connection with the operation of Slick 50's or any of the Slick 50 Subsidiaries' businesses.

                 5.23. Sale of Securities. Such Slick 50 Stockholder has no current plan or intention to dispose of any of the shares of Parent Common Stock to be received by it in the Merger, whether by sale, exchange, assignment, transfer or other disposition. Without limiting the generality of the foregoing, such Slick 50 Stockholder is purchasing shares of Parent Common Stock in the Merger solely for investment, with no present intention to distribute any such shares to any person in violation of any securities laws. Such Slick 50 Stockholder will not sell or otherwise dispose of any shares of Parent Common Stock, except in compliance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and any other applicable securities laws.

                 5.24. Banking and Personnel Matters. Schedule 5.24 hereto sets forth a true, complete and correct list of: (i) the names of all banks and other financial institutions (with account numbers) in which Slick 50 or any of the Slick 50 Subsidiaries has an account or safe deposit box, and all of the brokerage firms and other entities and persons holding funds or investments of Slick 50 or any of the Slick 50 Subsidiaries, and the names of all persons authorized to draw thereon or have access thereto, and (ii) the names of all persons holding powers of attorney from Slick 50 and each of the Slick 50 Subsidiaries and a summary statement of the terms thereof.

                 5.25.  Product Warranties.  Schedule 5.25 hereto sets forth
(i) all product warranties issued by Slick 50 or any of the Slick 50 Subsidiaries during the past five (5) years, (ii) all warranty claims asserted against Slick 50 or any of the Slick 50 Subsidiaries during the past five (5) years and (iii) any unasserted claims of such nature of which Slick 50 is aware.

                 5.26. Disclosure. This Agreement and each certificate or other instrument or document furnished by or on behalf of Slick 50 or any of the Slick 50 Stockholders to the Parent, the Company or any agent or representative of the Parent or the Company pursuant hereto, or in connection herewith, taken as a whole, do not contain any untrue statement of material fact, or omit to state a material fact, required to be stated herein or therein, or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                 5.27. Knowledge of Slick 50 Matters. As of the Closing, such Slick 50 Stockholder has reviewed each of the representations and warranties of Slick 50 contained in this Agreement, together with the Schedules hereto, and has no knowledge of the incorrectness of any such representation or warranty or the incompleteness of any such Schedule.

                 5.28. No Breach. Slick 50 is not aware of any existing material default by Gold Eagle under Slick 50's Supply Agreement with Gold Eagle, dated as of August 1, 1993.

                 5.29. No Other Representations. Except and to the extent set forth in this Article V, Slick 50 and such Slick 50 Stockholder make no representation and warranty whatsoever to the Parent and the Company and hereby disclaims all liability or responsibility for any such other representation or warranty made, communicated or furnished (orally or in writing) to the Parent or the Company or their representatives (including without limitation, any opinion, information, projection or advice that may have been or may be provided to the Parent or the Company by any director, officer, employee, agent, consultant or representative of Slick 50 or such Slick 50 Stockholder or any affiliate thereof, including the Business Summary dated August, 1994 provided to the Parent).


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES
                         OF THE PARENT AND THE COMPANY

                 The Parent and the Company each jointly and severally represent and warrant to Slick 50 and the Slick 50 Stockholders as follows:

                 6.1. Organization. Each of the Parent and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                 6.2. Authority Relative to this Agreement. Each of the Parent and the Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent and the Company and the consummation by the Parent and the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of the Parent and the Company, respectively, and, immediately prior to the Effective Time, no other corporate action or proceedings on the part of the Parent or the Company will be necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Parent and the Company and constitutes a valid and binding agreement of the Parent and the Company, enforceable against the Parent and the Company in accordance with its terms.

                 6.3. Consents and Approvals; No Violation. Except for applicable requirements of the HSR Act, the Securities Act, and filing and recordation of appropriate merger documents as required by the GCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Parent and the Company of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Parent or the Company with any of the provisions hereof will (a) conflict with or result in any violation of any provision of the Certificate of Incorporation or By Laws of the Parent or the Company, (b) violate any statute, rule, regulation, order, writ, injunction or decree of any public body or authority by which the Parent or the Company or any of their respective properties is bound, or (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any contract, agreement, note, bond, mortgage, indenture, license, lease, franchise, permit or other instrument or obligation to which the Parent or the Company is a party, or by which either of them or any of their respective properties is bound.

                 6.4. Finders and Investment Bankers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of the Parent or the Company in such manner as to give rise to any valid claim against Slick 50 or any of the Slick 50 Stockholders for any broker's fee or finder's fee or similar compensation.

                 6.5. Litigation. As of the date of this Agreement, there is no action, proceeding or, to the best of the Parent's knowledge, any governmental investigation or inquiry pending to which the Parent or the Company is a party or of which it has received actual notice which relates to the transactions contemplated by this Agreement, nor, to the best of the Parent's knowledge, has any such action, proceeding, investigation or inquiry been threatened.

                 6.6. Financial Statements and Reports. The Parent has filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and such rules and regulations. The Parent has previously furnished to Slick 50 copies of all such forms, reports and documents filed by the Parent with the SEC since January 1, 1993 (hereinafter collectively referred to as the "Parent Reports"). None of the Parent Reports, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Parent included in the Parent Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise noted in such financial statements) and present fairly the financial position, results of operations and changes in financial position of the Parent and its consolidated subsidiaries as of the dates or the periods indicated, subject, in the case of unaudited interim consolidated financial statements, to normal year-end adjustments.

                 6.7. Stock Issuance. The Parent Common Stock issued pursuant to this Agreement has been duly authorized for issuance and, if and when issued and delivered by the Parent in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable. The issuance of the Parent Common stock under this Agreement is not subject to any preemptive or similar rights.


                                  ARTICLE VII

                                   COVENANTS

                 7.1. Conduct of Business of Slick 50. Except as specifically provided in this Agreement or except with the prior written consent of the Parent, during the period from the date of this Agreement to the Effective Time, Slick 50 will, and will cause each of the Slick 50 Subsidiaries to, conduct its respective operations only in the ordinary and usual course, and use, and will cause each of the Slick 50 Subsidiaries to use, customary and reasonable efforts to preserve intact its respective business organizations, to keep available the services of its respective employees and consultants and to maintain satisfactory relationships with its material licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Slick 50 will promptly advise the Parent in writing of any change in the financial condition, operations or business of Slick 50 and the Slick 50 Subsidiaries taken as a whole which Slick 50 or any of the Slick 50 Subsidiaries recognizes is or is likely to be materially adverse. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, Slick 50 will not, and will not permit any of the Slick 50 Subsidiaries to do any of the following without the prior written consent of the Parent:

                 (a)  amend its Certificate of Incorporation or By-Laws;

                 (b) subject to the exercise of its fiduciary obligations to the stockholders of Slick 50 under applicable law after advice of counsel with respect to such obligations, rescind, modify, amend or otherwise change or affect any of the resolutions of the Board recommending adoption of this Agreement and authorization of the Merger;

                 (c) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of stock of any class, or any securities convertible into or exchangeable for shares of such stock, except, in the case of Slick 50, as required by any outstanding options to purchase Slick 50 Common Stock described in Section 5.2(a);

                 (d) split, combine or reclassify any shares of any class of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any class of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

                 (e) (i) except (x) as set forth on Schedule 5.19 or (y) in the ordinary course of business under existing lines of credit, create, incur, assume, maintain or permit to exist any long-term debt, including obligations in respect of capital leases, or create, incur, assume, maintain or permit to exist any short-term borrowing in an aggregate amount for Slick 50 and the Slick 50 Subsidiaries exceeding $20,000; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances in the ordinary course of business to employees); or (iv) waive, release, grant or transfer any material rights or materially modify or change any existing license, lease, contract or other document material to Slick 50 or any of the Slick 50 Subsidiaries;

                 (f) (i) increase or commit to increase in any manner the compensation, bonus or bonus opportunity or fringe benefits of any Employee or the benefits, rights or entitlements under any Plan of any Employee, except (x) as set forth on Schedule 5.9 or (y) in the ordinary course of business and in accordance with its customary past practices (in which event Slick 50 will consult with the Parent before taking or allowing any Slick 50 Subsidiary to take any such action);
         (ii) pay or commit to pay any compensation, bonus, pension or other retirement benefit or allowance, fringe benefit or other benefit not required by an existing Plan; (iii) amend or commit to amend any Plan; or (iv) institute or enter into or commit to institute or enter into any additional bonus, profit-sharing, incentive, stock option or other equity benefit, deferred compensation, severance, retention, change in control, pension, retirement, health, welfare, group insurance or other employee or retiree benefit plan, agreement, trust, fund or arrangement, or any additional employment or consulting agreement with or for the benefit of any person;

                 (g) except in the ordinary course of business, consistent with past practice, sell, transfer, mortgage or otherwise dispose of, or encumber, or agree to sell, transfer, assign, mortgage or otherwise dispose of or encumber, any properties, real, personal or mixed;

                 (h) enter into any other agreements, commitments or contracts which, individually or in the aggregate, are material to Slick 50 or any of the Slick 50 Subsidiaries, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business, consistent with past practice and not in excess of current requirements, or otherwise make any material change in the conduct of the business or operations of Slick 50 or any of the Slick 50 Subsidiaries;

                 (i) enter into any agreement, commitment or contract with respect to the purchase of capital assets involving an amount in excess of $50,000, in any case, or which would cause Slick 50 or any of the Slick 50 Subsidiaries to exceed their 1995 fiscal year budget for capital expenditures of $938,900.

                 (j) enter into any other agreements, leases, commitments or contracts which individually involve the expenditure by Slick 50 or any Slick 50 Subsidiary of more than $50,000;

                 (k) willfully and intentionally take any action that would result in the representations and warranties of Slick 50 and the Slick 50 Stockholders contained in this Agreement not being true and correct on the date made and on the Closing Date;

                 (l) make any new elections, or make any changes to current elections, with respect to Taxes;

                 (m) create any direct or indirect subsidiary of Slick 50 whether by acquisition, merger or otherwise; or

                 (n) enter into any written or oral agreement to do any of the foregoing.

                 7.2. Parachute Payments. Prior to the Effective Time, Slick 50 shall obtain shareholder approval for each payment or benefit payable to or for the benefit of any person who would be treated as a "disqualified person" under section 280G(c) of the Code if such payment is contingent on (within the meaning of Section 280G of the Code) the consummation of the transactions contemplated hereby. Such shareholder approval shall be obtained by Slick 50 in a manner sufficient to satisfy section 280G(b)(5)(A)(ii) of the Code, such that no payment or benefit may be treated as a payment described in section 280G(b)(2)(A)(i) of the Code.

                 7.3. Provision of Funds. Simultaneously with the Closing, the Parent shall make available to Slick 50 all funds needed by Slick 50 to enable Slick 50 to make all of the payments required to be made under the second sentence of Section 9.3(i) hereof.

                 7.4. Rule 144, etc. For a period of five years subsequent to the Closing Date, the Parent will file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder to the extent required from time to time to enable any Applicable Slick 50 Stockholder who receives Parent Common Stock in the Merger to sell such shares without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (b) any successor rule or regulation hereafter adopted by the Securities and Exchange Commission.

                 7.5. Disposition of Acquired Business. For a period of one year subsequent to the Closing Date, the Parent will not dispose, directly or indirectly, of any portion of the Acquired Business to the extent that, after giving effect to such disposition, the Company would not meet the continuity of enterprise requirements set forth in Section 1.368-1(d)(3) of the Code with respect to the assets acquired in the Merger.


                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

                 8.1. Proxy Statement; Filings; Compliance With Securities Laws. (a) As promptly as practicable and in any event within 15 days after the date hereof, each of the Parent, Slick 50 and the Slick 50 Stockholders shall prepare and mail to the stockholders of record of Slick 50 as of June 2, 1995 (the "Record Date"), a proxy statement, the Form of Election and an offering memorandum with respect to the transactions contemplated by this Agreement for use in connection with the Stockholders' Meeting. The term "Proxy Statement" shall mean such proxy statement, such offering memorandum and all related materials, including, without limitation, the Form of Election, at the time the same initially are mailed to Slick 50's Stockholders and all amendments or supplements thereto, if any, similarly mailed. Each of the Parent and Slick 50 shall have a reasonable opportunity to review and comment on the Proxy Statement. Slick 50, each of the Slick 50 Stockholders, the Parent and the Company each shall use its commercially reasonable efforts to obtain and furnish the information required to be included in the Proxy Statement. Without limiting the generality of the foregoing, in connection with the preparation of the Proxy Statement, the Parent, the Company, Slick 50 and each of the Slick 50 Stockholders each agree to use their commercially reasonable efforts to ensure that the shares of Parent Common Stock issued in the Merger are issued in compliance with all Federal and state securities laws, including without limitation, Regulation D (Sections 230.501-230.508) under the Securities Act and, in connection therewith, to furnish to the Slick 50 Stockholders all required disclosure documents pertaining to the Parent, Slick 50 and the Merger. The information provided and to be provided by the Parent, the Company, the Slick 50 Stockholders and Slick 50, respectively, with respect to itself for use in the Proxy Statement shall, on the date the Proxy Statement is first mailed to Slick 50's Stockholders and on the date of the Stockholders' Meeting referred to in Section 8.2 hereof, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading, and the Parent, Slick 50, each of the Slick 50 Stockholders and the Company each agree to correct promptly any such information provided by it for use in the Proxy Statement which shall have become false or misleading. The Proxy Statement, when mailed, shall comply as to form in all material respects with all applicable requirements of law.

                 (b) As promptly as practicable, each of Slick 50, the Slick 50 Stockholders, the Parent and the Company each shall properly prepare and file any filings required under any Federal, state, county, local or municipal law relating to the Merger and the transactions contemplated herein (such filings, together with the filings previously made by the parties hereto under the HSR Act, are, collectively, the "Filings"). The Parent, on the one hand, and Slick 50, on the other, shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, the Filings by any governmental official, and each of Slick 50 and the Parent will supply the other with copies of all correspondence between it and each of its subsidiaries and representatives, on the one hand, and any appropriate governmental official, on the other hand, with respect to the Filings. The Filings, when filed, shall comply as to Form in all material respects with all applicable requirements of law.

                 8.2. Meeting of the Slick 50 Stockholders. Slick 50 shall take all action necessary in accordance with the GCL and Slick 50's Certificate of Incorporation and By

Laws to duly call, give notice of, convene and hold a meeting of its stockholders within 20 days after the date of the mailing of the Proxy Statement to consider and vote upon the adoption of this Agreement and the Merger. At such meeting, all the shares of Slick 50 Common Stock owned by the Parent, the Company or any other subsidiary or affiliate of the Parent shall be voted in favor of the Merger. The stockholder vote required for the adoption of this Agreement and the Merger shall be the vote required by the GCL and the Slick 50's Certificate of Incorporation, which is a majority of the shares voting at the meeting where a quorum is present. The Proxy Statement shall contain notice of the meeting and the determinations and recommendations of the Board as to the Merger set forth in Section 1.7 hereof, subject to the Board's fiduciary obligations to the stockholders of Slick 50 under applicable law after advice of counsel with respect to such obligations.

                 8.3. Additional Agreements. Subject to the terms and conditions herein provided and, prior to the Stockholder's Meeting, subject to the fiduciary obligations of the Board under applicable law after advice of counsel with respect to such obligations, each of the parties hereto, including, without limitation, each of the Slick 50 Stockholders, agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with one another in connection with the foregoing, including using its commercially reasonable efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained under any Federal, state or local law or regulation, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and to effect all necessary registrations and Filings.

                 8.4. Acquisition Proposals. None of Slick 50, any of the Slick 50 Stockholders or any of Slick 50's directors, officers, employees, representatives or agents (collectively, the "Representatives") shall, directly or indirectly, solicit or initiate inquiries or proposals from or enter into any agreement with respect to or, subject (in the case of Slick 50 only) to the Board's fiduciary obligations to the stockholders of Slick 50 under applicable law after advice of counsel with respect to such obligations, provide any confidential information to or participate in any discussions or negotiations with, any corporation, partnership, persons or other entity or group (other than Parent and its subsidiaries and their respective directors, officers, employees, representatives and agents) concerning any sale of material assets or shares of capital stock of Slick 50, or any merger, consolidation or similar transaction involving Slick 50. Slick 50 and each of the Slick 50 Stockholders will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any of the foregoing. Each of Slick 50 and the Slick 50 Stockholders will notify the Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, such person or any of its Representatives, and will promptly request each person which has heretofore executed a confidentiality agreement in connection with its consideration of an acquisition of Slick 50 or any material portion of its assets or stock to return or destroy all confidential information furnished to such person by or on behalf of Slick 50 or any of its Representatives.

                 8.5. Access to Information; Confidentiality. Between the date of this Agreement and the Effective Time, Slick 50 will give the Parent and its authorized representatives access to all plants, offices, stores and other facilities of Slick 50 and the Slick 50 Subsidiaries and to all of the books and records of Slick 50 and will permit the Parent to make such inspections as it may require and will cause its officers and employees to furnish the Parent with such financial and operating data and other information with respect to the business and properties of Slick 50 and the Slick 50 Subsidiaries as the Parent may from time to time request. Notwithstanding the foregoing, Slick 50 shall not be obligated to disclose the formula for Slick 50 prior to the Effective Time. The Parent agrees to be bound by and comply with all the terms and provisions of the Confidentiality Agreement applicable to the Parent thereunder.

                 8.6. Sale of Parent Common Stock. Each Slick 50 Stockholder agrees not to sell, exchange, assign, transfer or otherwise dispose of any shares of Parent Common Stock issued to such Slick 50 Stockholder in the Merger, including any such shares issued as Additional Purchase Price or in respect of the Readjustment Payment, for a period of one year following the date on which any certificate or certificates representing such shares of Parent Common Stock are delivered to such Slick 50 Stockholders, provided that with respect to any shares of Parent Common Stock issued as Additional Purchase Price, the foregoing restriction shall not apply to any sale, exchange, assignment, transfer or other disposition (collectively, a "Disposition") of shares of Parent Common Stock with respect to which there is delivered to the Parent an opinion of Sewell & Riggs, Katten Muchin & Zavis, or another law firm of nationally recognized standing, in any case, satisfactory in form and substance to Parent, stating that such Disposition will not cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Code. Such certificate or certificates representing such shares of Parent Common Stock shall contain an appropriate legend to the effect set forth in this Section 8.6. The transfer restrictions on Parent Common Stock set forth in this Section 8.6 shall not apply to a pledge of Parent Common Stock or a transfer by death or pursuant to a voting trust arrangement (a "Permitted Transfer").

                 8.7.  Officers' and Directors' Insurance; Indemnification of
Officers and Directors.   The Parent agrees that for the entire period from the
Effective Time until at least six years after the Effective Time (a) the certificate of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in Slick 50's Certificate of Incorporation and By-Laws as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Slick 50 unless such modification is required by law, and (b) the Surviving Corporation shall either
(x) maintain in effect Slick 50's current directors' and officers' liability insurance covering those persons who are currently covered on the date of this Agreement by Slick 50's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to the Parent) (the "Slick 50 Indemnified Parties"), or (y) cause the Surviving Corporation's directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of this Agreement by Slick 50's directors' and officers' liability insurance policy with respect to those matters covered by, and subject to the same terms and limitations imposed by, the directors' and officers' liability insurance policy that the Parent generally provides for its own directors and officers.

                 8.8. Public Announcements. The Parent, Slick 50 and each of the Slick 50 Stockholders will consult with one another before issuing any press release or otherwise making any public statement with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation without the consent of the Parent and Slick 50, except as in the opinion of counsel for Slick 50 or the Parent, as the case may be, is required by law.

                 8.9. Indemnification of the Parties. (a) By the Slick 50 Stockholders. Subject to the terms and conditions set forth herein, the Applicable Slick 50 Stockholders shall severally indemnify the Parent, the Company, the Surviving Corporation and their respective affiliates and officers, directors, employees, agents, advisors and representatives (collectively, the "Parent Indemnitees"), and hold such Parent Indemnitees harmless from and against, and pay and reimburse the Parent Indemnitees for, any and all demands, claims, actions, losses, damages, liabilities, obligations, fines, Taxes, royalties, deficiencies, costs and expenses (including reasonable attorneys' fees and costs of investigation), whether or not resulting from third-party claims, including interest and penalties with respect thereto (collectively, "Parent Damages"), asserted against or incurred or sustained by a Parent Indemnitee as a result of or arising out of (i) any misrepresentation or breach of any representation, warranty, covenant or agreement of Slick 50 or any of the Slick 50 Stockholders contained in or made pursuant to this Agreement or in any schedule or other instrument, certificate, agreement or document delivered by Slick 50 or any Slick 50 Stockholder pursuant to this Agreement (in the case of any such representation or warranty, without taking into account any qualification as to the materiality or material adverse effect contained in such representation or warranty), (ii) any Investment Banking Fees or (iii) any Transaction Costs in excess of $300,000.

                 (b) Limitation on Indemnity. In the event of any Claim for indemnity under Section 8.9(a) in respect of any breach of any representations and warranties, the Parent Indemnitees making such Claim shall not be entitled to indemnification therefor unless the Parent Indemnitees have sustained Parent Damages in excess of four hundred thousand dollars ($400,000) in the aggregate, in which case the Parent Indemnitees shall be entitled to indemnification for the full amount of all Parent Damages suffered or incurred which are in excess of such amount.

                 (c) By the Parent and the Company. Subject to the terms and conditions set forth herein, the Parent and the Company, jointly and severally, shall indemnify the Slick 50 Stockholders and their respective affiliates, officers, directors, employees, agents, advisors and representatives (collectively, the "Slick 50 Indemnitees") and hold the Slick 50 Indemnitees harmless from and against, and pay and reimburse the Slick 50 Indemnitees for, any and all demands, claims, actions, losses, damages, liabilities, obligations, fines, Taxes, royalties, deficiencies, costs and expenses, whether or not resulting from third- party claims, including interest and penalties with respect thereto (collectively, "Slick 50 Damages"), asserted against or incurred or sustained by any Slick 50 Indemnitee as a result of or arising out of (i) any misrepresentation or breach of any representation, warranty, covenant or agreement of the Parent or the Company contained in or made pursuant to this Agreement or in any schedule or other instrument, certificate, agreement or document delivered by the Parent or the Company pursuant to this Agreement or
(ii) any corporate obligation or liability of Slick 50 which is imposed on any Slick 50 Indemnitee as a result of such Slick 50 Indemnitee's status as a stockholder of Slick 50 prior to the Closing, except to the extent that such obligation or liability arises as a result of the indemnification furnished by such Slick 50 Indemnitee to the Parent Indemnitees pursuant to this Agreement.

                 (d) Conditions of Indemnification. The right of any Parent Indemnitee or any Slick 50 Indemnitee, as the case may be (any such indemnitee, an "Indemnitee"), to indemnity with respect to claims for Parent Damages or Slick 50 Damages, as the case may be (any such claim, a "Claim"), shall be subject to the following terms and conditions:

                 (i) Such Indemnitee shall give the Stockholders' Representative or the Parent, as the case may (any such recipient of any such notice, the "Indemnifying Parties") prompt notice of any Claim asserted against or incurred by such Indemnitee, and such Indemnitee shall permit the Indemnifying Parties (at their own expense) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) counsel for the Indemnifying Parties who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to such Indemnitee,
(ii) such Indemnitee may participate in such defense at the expense of such Indemnitee and (iii) the failure of such Indemnitee to give notice as provided herein shall not relieve the Indemnifying Parties of their respective indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Parties and the Indemnifying Parties are prejudiced as a result of such failure to give notice. Except with the prior written consent of such Indemnitee, the Indemnifying Parties, in the defense of any such claim or litigation, shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting such Indemnitee, or that would materially increase the Tax liability of any Indemnitee. After notice from the Indemnifying Parties to such Indemnitee of their election to assume the defense of such claim or action, the Indemnifying Parties shall not be liable to such Indemnitee under this Section 8.9 for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, other than reasonable costs of investigation; provided that such Indemnitee shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses for such counsel shall be at the expense of such Indemnitee unless (x) the employment thereof has been specifically authorized by the Indemnifying Parties or (y) such Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Parties and in the reasonable judgment of such counsel it is advisable for such Indemnitee to employ separate counsel.

                 (ii) In the event that within thirty (30) business days after the Indemnifying Parties' receipt of an Indemnitee's delivery of notice of any Claim pursuant to Section 8.9(d)(i), the Indemnifying Parties fail to notify such Indemnitee of their intention to defend such claim, such Indemnitee shall (upon further notice to the Indemnifying Parties) have the right to undertake the defense, compromise, settlement or payment in full of such Claim for the account of the Indemnifying Parties.

                 (iii) Notwithstanding anything in this Agreement to the contrary, all rights of the Slick 50 Stockholders as either Indemnitees or Indemnifying Parties under this Section 8.9 shall be exercisable exclusively by the Stockholders' Representative, and the Parent shall be entitled to deal exclusively with the Stockholders' Representative in respect of all such rights.

                 (iv) Any Claim for indemnity under this Section 8.9 not made within the applicable survival period set forth in Section 12.3 shall be waived, provided that any representation or warranty that would otherwise terminate under this Agreement shall continue to survive, if a Claim for indemnity shall have been made within the applicable survival period, until such Claim has been satisfied or otherwise resolved. The parties agree that an Indemnitee may at its option give notice of a Claim under this Section 8.9 as soon as it has become aware of a potential Claim, regardless of whether any Parent Damages or Slick 50 Damages, as the case may be, have been suffered, so long as such Indemnitee shall in good faith determine that such potential Claim is not frivolous or that such Indemnitee may be liable or otherwise incur Parent Damages or Slick 50 Damages as a result of such potential Claim or otherwise and shall give written notice of such determination to the Parent or the Stockholders' Representative, as the case may be.

                 (v) Notwithstanding anything in this Section 8.9 to the contrary, the exclusive remedy for Parent Damages under this Section 8.9 shall be to make set-offs against any payments of (i) any Initial Base Consideration Adjustment, (ii) any Readjustment Payments and (iii) any Additional Purchase Price that are otherwise payable by the Parent to any Slick 50 Stockholder pursuant to Articles III and IV hereof; provided that the Parent Indemnitees shall not be entitled to be compensated more than once for the same Parent Damage, it being understood and agreed that to the extent any Parent Damage has the direct effect of reducing the Additional Purchase Price otherwise payable to the Applicable Slick 50 Stockholders in any year, the Parent Indemnitees shall be deemed to be compensated for such Parent Damage to the extent of such direct reduction to such Additional Purchase Price. The Parent shall be entitled to withhold from (i) any Initial Base Consideration Adjustment, (ii) any Readjustment Payment and (iii) any Additional Purchase Price any amount of Parent Damages claimed by any Parent Indemnitee pending final resolution as to the amount, if any, of indemnity owed by the Slick 50 Stockholders in respect of such Parent Damages.

                 8.10. Expenses. Each of the Parent and the Company shall pay its own costs and expenses incurred in connection with the transactions contemplated under this Agreement. Subject to Section 3.1(b)(i), Slick 50 shall pay the Transaction Costs. The Slick 50 Stockholders will be exclusively responsible for paying any Investment Banking Fees of Slick 50 or any of the Slick 50 Stockholders unless, prior to the Closing, Slick 50 shall notify the Parent that it wishes to pay any such Investment Banking Fees, in which case the Initial Base Consideration shall be reduced by the amount of any such Investment Banking Fees.

                 8.11. Gold Eagle Agreement. The Parent acknowledges that (i) Slick 50's Supply Agreement with Gold Eagle, dated as of August 1, 1993, will survive the Merger and continue in effect in accordance with its terms until August 31, 1996 and (ii) from and after the Closing, it will not allow the Company to terminate such Supply Agreement prior to its stated expiration date unless Gold Eagle materially breaches its obligations thereunder.

                                   ARTICLE IX

                               CLOSING CONDITIONS

                 9.1. Conditions Precedent to the Obligations of All Parties. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

                 (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Slick 50 at the Stockholders' Meeting referred to in Section 8.2.

                 (b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                 (c) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would
         (i) make the consummation of the

         Merger by Parent illegal or (ii) otherwise prevent the consummation of the Merger.

                 (d) The Company and each of David A. Dillingham, Tom Floyd and Lonnie McKinney shall have entered into a 3-year employment and non-competition agreement mutually acceptable to each such individual and the Parent, it being understood (i) that the salary to be paid to each such individual under each such employment agreement shall be equal to his current salary with Slick 50, ( ii) each such individual shall be eligible to receive benefits, and participate in bonus plans, which are substantially equivalent to the benefits and bonus plans which are made available to employees of the Parent holding comparable positions, (iii) each such non-competition agreement would terminate not later than one year after the termination of such employee's employment by the Company, (iv) such employee's obligation to keep confidential the Slick 50 formula and other confidential information shall survive forever and ( v) to the extent applicable, each such employment agreement shall provide for the termination and cancellation of any and all prior employment agreements between Slick 50 or any Slick 50 Subsidiary.

                 (e) The Parent and the Slick 50 Stockholders shall have entered into a Registration Rights Agreement substantially in the form of Exhibit B hereto.

                 (f) The Parent, the Stockholders' Representative and the Exchange Agent shall have entered into the Exchange Agent Agreement.

                 (g) The Stockholders' Representative and the Parent shall have agreed on the content of Exhibit A for use pursuant to Section 3.1(b)(ii) hereof.

                 (h) The Parent shall have satisfied in full Slick 50's obligations to Fash under the Restructure Agreement, dated April 1, 1995 by and between Slick 50 and Fash and the Promissory Note, dated April 1, 1995, from Slick 50 to Fash, and Fash shall have delivered to Slick 50 an unconditional release from the obligations of such Restructure Agreement and Promissory Note.

                 9.2. Additional Conditions to the Obligation of Slick 50.
The obligation of Slick 50 to effect the Merger is also subject to each of the following conditions:

                 (a) Each of the Parent and the Company shall have performed in all material respects each obligation to be performed by it hereunder on or prior to the Closing.

                 (b) The representations and warranties of the Parent and the Company set forth in this Agreement shall be true and correct at and as of the Effective Time as if made at and as of such time.

                 (c) Slick 50 shall have received a certificate, dated the Closing Date, of the President or any Vice President of the Parent to the effect that the conditions specified in paragraphs (a) and (b) of this Section 9.2 have been fulfilled.

                 (d) Slick 50 shall have received the opinion of Debevoise & Plimpton, counsel to the Parent and the Company, addressed to them and dated the Closing Date, as to such items and in such form and substance as are reasonably requested by Slick 50.

                 (e) The Parent shall have furnished Fash with guaranty substantially in the form of Exhibit C hereto.

                 (f) There shall not have occurred after the date hereof any material adverse change in the financial condition, results of operations or business of the Parent.

                 (g) There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, or threatened by any governmental agency or authority in the United States, that challenges the consummation of the Merger.

                 9.3. Conditions Precedent to Obligations of the Parent and the Company. The obligations of the Parent and the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                 (a) Slick 50 and each of the Slick 50 Stockholders shall have performed in all material respects each of its respective obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

                 (b) The representations and warranties of Slick 50 and the Slick 50 Stockholders contained in this Agreement shall be true and correct in all material respects when made and at and as of the Effective Time as if made at and as of such time (it being understood and agreed that in applying the provision of this Section 9.3(b) to any such representation and warranty, any separate qualification as to materiality or material adverse effect contained in any such representation or warranty shall be disregarded).

                 (c) There shall not have occurred after the date hereof any material adverse change in the financial condition, results of operations or business of Slick 50 and the Slick 50 Subsidiaries taken as a whole.

                 (d) The Company shall not have received notice from any holder of any share of Slick 50 Common Stock outstanding immediately prior to the Closing that such holder has exercised or intends to exercise its appraisal rights under Section 262 of the GCL

                 (e) The Parent shall have received a certificate, dated the Closing Date, of the President of Slick 50 to the effect that the conditions specified in paragraphs (a), (b), (c) and (d) of this
         Section 9.3 have been fulfilled.

                 (f) There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, or threatened by any governmental agency or authority in the United States, that challenges the consummation of the Merger or seeks to impose material limitations on the ability of the Parent to exercise full rights of ownership of any of the material assets or business of Slick 50 or the Company or seeks material damages from the Parent or the Company in connection with such ownership.

                 (g) All necessary third-party consents, including, without limitation, all of the consents listed on Schedule 9.3(g) hereto, relating to the Merger and the other transactions contemplated by this Agreement shall have been obtained.

                 (h) The Parent and the Company shall each have received the opinion of Sewell & Riggs, counsel to

         Slick 50 and the Slick 50 Stockholders, addressed to them and dated the Closing Date, as to such items and in such form and substance as are reasonably requested by the Parent.

                 (i) The Slick 50 Option Plan and all other equity based plans of Slick 50 (and all stock option agreements entered into under any such plan) shall have been terminated and all outstanding options for the purchase of Slick 50 Stock and other equity awards relating to Slick 50 Stock issued thereunder or otherwise shall have been exercised or cancelled without liability on the part of Slick 50. Each holder of a Slick 50 Option shall have entered into an Option Cancellation Agreement, substantially in the form of Exhibit D hereto, pursuant to which, among other things, each such holder's Slick 50 Options shall be cancelled in full in exchange for the payment to such holder (using funds supplied by the Parent) of an amount in cash equal to the excess of (i) the product of (x) the Per Share Price times (y) the number of shares of Slick 50 Common Stock with respect to which such option was exercisable over (ii) the aggregate exercise price for such option.

                 (j) The Parent shall have received certificates from Slick 50 and each of the Slick 50 Stockholders, dated the Closing Date and sworn to under penalty of perjury, to the effect that it is not a "United States real property holding corporation" within the meaning of section 897(c)(2) of the Code, each such certificate to be in form set forth in the Treasury regulations.

                 (k) If requested by the Parent, all of the indebtedness reflected on Schedule 5.19(a) hereto shall have been repaid in full (using funds supplied by the Parent) and all of the agreements and instruments relating to such indebtedness, including all security agreements, filings and related instruments, shall have been terminated to the satisfaction of the Parent.

                 (l)  The Registration Rights Agreements listed on Schedule
         5.21 and the Co-Sale Agreement listed on Schedule 5.21 hereto shall each have been terminated without any liability to Slick 50.

                 (m) Gold Eagle shall have waived any future rights to reimbursement of legal fees pursuant to the arrangement described in the third sentence of Item 1 under the caption "Exception to Waiver of Claims" on Schedule 5.21.



                                   ARTICLE X

                                    CLOSING

                 10.1. Time and Place. The Closing shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, N.Y. 10022, at 10:00 a.m., local time, as soon as practicable following satisfaction of the closing conditions set forth in Article IX.

                 10.2. Filings at the Closing. At the Closing, the Parent and Slick 50 shall cause the Certificate of Merger to be filed and recorded in accordance with the provisions of Sections 103 and 251 of the GCL, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.


                                   ARTICLE XI

                          TERMINATION AND ABANDONMENT

                 11.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

                 (a) by mutual consent of the Parent and Slick 50;

                 (b) by either the Parent or Slick 50 if the Merger shall not have been consummated on or before August 1, 1995; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or before the aforesaid date;

                 (c) by either the Parent or Slick 50, if at the Stockholders' Meeting (including any adjournment thereof), this Agreement or the Merger shall fail to be approved by the requisite vote of the stockholders of Slick 50 under the GCL;

                 (d) by the Parent, if Slick 50 or any of the Slick 50 Stockholders shall have materially breached any of its respective covenants herein or if Slick 50 or any of the Slick 50 Stockholders shall have made a material misrepresentation;

                 (e) by Slick 50, if either the Parent or the Company shall have materially breached any of its covenants herein or if either the Parent or the Company shall have made a material misrepresentation herein;

                 (f) by either the Parent or Slick 50, if any court of competent jurisdiction or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and non-appealable; or

                 (g) by the Parent by notice given within seven days of receipt by the Parent of copies of the documents referred to in Schedule 11.1(g) for any reasonable reason relating to such documents.

                 11.2. Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by the Parent or Slick 50 pursuant to
Section 11.1, written notice thereof shall forthwith be given to Slick 50 or the Parent, respectively, and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. The Company and each of the Slick 50 Stockholders agree that any termination by the Parent or Slick 50, respectively, shall be conclusively binding upon it, whether given expressly on its behalf or not. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement except that any termination shall be without prejudice to the rights of any party hereto arising out of a breach by any other party of any covenant or agreement contained in this Agreement, and except that the provisions of Section 8.5 and 8.10 shall survive such termination.

                                  ARTICLE XII

                                 MISCELLANEOUS

                 12.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented by mutual agreement of the Parent, the Company, Slick 50 and each of the Slick 50 Stockholders owning of record in the aggregate a majority of the issued and outstanding shares of Slick 50 Common Stock. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                 12.2. Waiver of Compliance; Consents. Any failure of the Parent or the Company, on the one hand, or, Slick 50 or the Slick 50 Stockholders on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Slick 50 or the Parent, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.2. The Company hereby agrees that any consent or waiver of compliance given by the Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not; and each of the Slick 50 Stockholders hereby agrees that any consent or waiver of compliance given by Slick 50 hereunder shall be conclusively binding upon them, whether given expressly on their behalf or not.

                 12.3. Investigations; Survival of Warranties. The respective representations and warranties of the Parent, the Company, Slick 50 and the Slick 50 Stockholders contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every such representation and warranty shall survive the Closing for three years.

                 12.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

                 (a)      if to the Parent or the Company, to:

                          Quaker State Corporation
                          255 Elm Street
                          Oil City, PA 16301
                          Attention:  Secretary

                          with a copy to:

                          Debevoise & Plimpton
                          875 Third Avenue
                          New York, New York 10022
                          Attention:  Richard D. Bohm, Esq.

                 (b)      if to Slick 50, to:

                          Slick 50, Inc. I
                          1187 Brittmoore Road
                          Houston, Texas 77403
                          Attention:  David A. Dillingham

                          with a copy to:

                          Sewell & Riggs
                          333 Clay Avenue
                          Suite  800
                          Houston, Texas 77002-4086
                          Attention:  Frank Putman, Esq.

                 (c)      if to any Slick 50 Stockholder, to:

                          Ronald D. Fash
                          16300 Katy Freeway
                          Suite 220
                          Houston, Texas 77094

                          with copies to:

                          Sewell & Riggs
                          333 Clay Avenue
                          Suite  800
                          Houston, Texas 77002-4086
                          Attention:  Frank Putman, Esq.

                          Katten Muchin & Zavis
                          525 West Monroe Street
                          Suite 1600
                          Chicago, Illinois 60661-3693
                          Attention:  Stephen M. Neumer, Esq.


                 12.5. Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, provided that the Parent or the Company may assign its respective rights and obligations to any direct or indirect subsidiary of the Parent, but no such assignment shall relieve the Parent of its obligations hereunder, provided further, that none of the rights to or interests in the Additional Purchase Price shall be assignable or transferable except by operation of law or pursuant to a Permitted Transfer. This Agreement is not intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

                 12.6. Governing Law. This Agreement shall be governed by the laws of the State of Texas (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

                 12.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 12.8. Certain Defined Terms; Interpretation. (a) Certain Definitions. For purposes of this Agreement the following words and phrases shall have the following meanings (all terms defined in this Section 12.8 or in other provisions of this Agreement in the singular are to have the same meanings when used in the plural and vice versa):

                 "Acquired Business" shall mean Slick 50 or any successor entity thereto, whether by merger or otherwise.

                 "Actual EEOC Liabilities" shall have the meaning specified in
         Section 3.2(b).

                 "Actual FTC Liabilities" shall have the meaning specified in
         Section 3.2(c).

                 "Actual Liabilities" shall have the meaning specified in
         Section 3.2(c).

                 "Actual Tax Liabilities" shall have the meaning specified in
         Section 3.2(a).

                 "Adjusted Closing Balance Sheet" shall have the meaning specified in Section 3.1(b)(v).

                 "Adjusted EBIT" shall mean for any Earn-Out Year, the sum of
         (x) the consolidated net income (loss) of the domestic operations of the Acquired Business for such Earn-Out Year before payment or deduction of any Additional Purchase Price in respect of such year, interest expense, interest income and income taxes plus (y) the amount of any Deemed Affiliate Sales for such year. To the extent otherwise included in the consolidated net income (loss) of the Acquired Business, the following items shall be excluded: (i) the gain or loss from any sale, exchange or other disposition of assets other than in the ordinary course of business consistent with past practice, except for sales of product lines, brands or proprietary rights owned as of the Closing Date by Slick 50; (ii) any depreciation, amortization or other expense resulting from the write-up of any asset or any amortization of goodwill relating to the acquisition of Slick 50 by the Parent; (iii) any expense directly or indirectly incurred in connection with the acquisition of Slick 50 by the Parent, including any financing expenses; (iv) any employee termination or other cost directly related to a consolidation of services or facilities or other rationalization of Slick 50 or the Slick 50 Subsidiaries subsequent to the Closing; (v) any marketing costs or expenses of the Acquired Business for such Earn-Out Year to the extent such costs and expenses exceed the applicable amount for such Earn-Out Year set forth on Schedule 12.8 hereto; and (vi) any intercompany charges between the Acquired Business, on the one hand, or the Parent or any Parent subsidiary of the Parent, on the other hand, to the extent (and only to the extent) such charges (x) relate to services which are not reasonably required by the Acquired Business in the operation of its business during such Earn-Out Year and/or (y) represent a disproportionate allocation of such charges to the Acquired Business (as compared to the other units or subsidiaries of the Parent) in light of all appropriate considerations.

                 "Affiliate Transactions" shall have the meaning specified in
         Section 5.21.

                 "Agreement" shall have the meaning specified in the first paragraph hereof.

                 "Allocable Percentage" shall mean, for each Applicable Slick 50 Stockholder, the percentage of the Outstanding Slick 50 Shares owned by such Slick 50 Stockholder immediately prior to the Effective Time. For the purposes of Article IV hereof, each holder of an option to acquire Slick 50 Common Stock who is cashed out pursuant to the Option Cancellation Agreement shall be deemed to be a Slick 50 Stockholder who holds the number of Shares into which his options would have been exercisable immediately prior to the Effective Time, but for such Option Cancellation Agreement.

                 "Applicable Slick 50 Stockholders" shall have the meaning specified in Section 3.1(b)(ii)(1).

                 "Average Trading Price" shall have the meaning specified in
         Section 2.1(c).

                 "Base Consideration" shall have the meaning specified in
         Section 2.1(b).

                 "Base Price" means the closing trading price of Parent Common Stock, as reported on the NYSE on the business day immediately prior to the Closing Date.

                 "Board" shall have the meaning specified in Section 1.7.

                 "Cash Election" shall have the meaning specified in Section 2.3(a).

                 "Cash Election Number" shall have the meaning specified in
         Section 2.4(a).

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

                 "Cash Proration Factor" shall have the meaning specified in
         Section 2.4(b)(i).

                 "Certificate of Merger" shall have the meaning specified in
         Section 1.5.

                 "Certificates" shall have the meaning specified in Section 2.5(a).

                 "Claim" shall have the meaning specified in Section 8.9(d).

                 "Closing" means the closing of the Merger.

                 "Closing Balance Sheet" shall have the meaning specified in
         Section 3.1(b)(i).

                 "Closing Date" means the date on which the Closing actually occurs.

                 "Closing Net Worth" means the net worth of Slick 50 as reflected on the Adjusted Closing Balance Sheet.

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Company" shall have the meaning specified in the first paragraph hereof.

                 "Confidentiality Agreement" means the Confidentiality Agreement, dated as of June 14, 1994, between Slick 50 (then known as Petrolon) and the Parent.

                 "Deemed Affiliate Sales" shall mean, with respect to any sale or transfer of a product by the Acquired Business to the Parent or any affiliate controlled by the Parent, the wholesale price then being charged by the Acquired Business for the product to independent customers similarly situated, less the price actually charged to the Parent or such affiliate in connection with such sale or transfer.

                 "Dissenting Shares" shall have the meaning specified in Section 2.2.

                 "Earn-Out Payment" shall mean, for any Earn-Out Year, the amount by which the Adjusted EBIT for such

         Earn-Out Year exceeds the EBIT Objective for such Earn-Out Year.

                 "Earn-Out Year" shall mean the First Earn-Out Year, the Second Earn-Out Year or the Third Earn-Out Year, as the case may be.

                 "EBIT Objective" means, (x) with respect to the First Earn-Out Year, $6,622,537 plus $1,000,000 plus the Synergy Savings for such Earn-Out Year, (y) with respect to the Second Earn-Out Year, $7,284,791 plus $1,000,000 plus the Synergy Savings for such Earn-Out Year and (z) with respect to the Third Earn-Out Year, $8,013,270 plus $1,000,000 plus the Synergy Savings for such Earn-Out Year.

                 "EEOC Readjustment Trigger Date" shall mean the date of the final payment by the Parent or the Company, as the case may be (or other final resolution), of all liabilities and obligations relating to the matters covered by the Special EEOC Reserve.

                 "EEOC Reserve Certificate" shall have the meaning specified in
         Section 3.2.

                 "Effective Time" shall have the meaning specified in Section
         1.5.

                 "Electing Shares" shall have the meaning specified in Section 2.1(a)(i).

                 "Election Date" means the business day next preceding the date of the Stockholders' Meeting.

                 "Employees" shall have the meaning specified in Section 5.14.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                 "Exchange Agent" shall have the meaning specified in Section 2.3(b).

                 "Existing Slick 50 Costs" shall mean $68,792,743.

                 "Fash" shall have the meaning specified in the first paragraph hereof.

                 "Filings" shall have the meaning specified in Section 8.1(b).

                 "Financial Statements" shall have the meaning specified in
         Section 5.5(c).

                 "First Earn-Out Year" shall mean the period commencing on January 1, 1996 and ending on December 31, 1996.

                 "Form of Election" shall have the meaning specified in Section 2.3(c).

                 "FTC Readjustment Trigger Date" shall mean the date of the final payment by the Parent or the Company, as the case may be (or other final resolution), of all liabilities and obligations relating to the matters covered by the Special FTC Reserve.

                 "FTC Reserve Certificate" shall have the meaning specified in
         Section 3.2.

                 "GCL" means the General Corporation Law of the State of Delaware.

                 "Gold Eagle" shall have the meaning specified in the first paragraph hereof.

                 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 "Indemnifying Parties" shall have the meaning specified in
         Section 8.9(d)(i).

                 "Indemnitee" shall have the meaning specified in Section
         8.9(d).

                 "Initial Base Consideration" means the sum of (i) $40 million minus (ii) any Investment Banking Fees paid by Slick 50 pursuant to
         Section 8.10 minus (iii) all amounts supplied by the Parent as contemplated by Section 9.3(i) hereof.

                 "Initial Base Consideration Adjustment" shall have the meaning specified in Section 3.1(b)(ii).

                 "Initial Merger Consideration" shall have the meaning specified in Section 2.1(a).

                 "Intellectual Property" shall have the meaning specified in
         Section 5.18(a).

                 "Intellectual Property Licenses" shall have the meaning specified in Section 5.18(b).

                 "Investment Banking Fees" means any fees of any investment banking firm incurred by Slick 50 or any of the Slick 50 Stockholders in connection with the transactions contemplated by this Agreement or otherwise, other than fees of any such firm acting in the capacity of a purchaser representative for the Slick 50 Stockholders, which fees shall constitute Transaction Costs.

                 "Leased Real Property" shall have the meaning specified in
         Section 5.10(a).

                 "Liens" means any lien, adverse claim, lease, security interest or other charge or encumbrance.

                 "Merger" shall have the meaning specified in Section 1.1.

                 "Merger Consideration" shall have the meaning specified in
         Section 2.1(b).

                 "NYSE" shall have the meaning specified in Section 2.1(c).

                 "Outstanding Slick 50 Shares" means the total number of shares of Slick 50 Common Stock issued and outstanding immediately prior to the Effective Time, provided that notwithstanding anything in this Agreement or any other agreement to the contrary, no share of Slick 50 Common Stock issued or issuable upon exercise of any of the Slick 50 Options shall be deemed to be an "Outstanding Slick 50 Share" for any purpose of this Agreement.

                 "Option Cancellation Agreement" shall have the meaning specified in Section 9.3(i).

                 "Owned Intellectual Property" shall have the meaning specified in Section 5.18(b).

                 "Owned Real Property" shall have the meaning specified in
         Section 5.10(a).

                 "Parent" shall have the meaning specified in the first paragraph hereof.

                 "Parent Common Stock" means the capital stock of the Parent, par value $1.00 per share.

                 "Parent Damages" shall have the meaning specified in Section 8.9(a).

                 "Parent Indemnitees" shall have the meaning specified in
         Section 8.9(a).

                 "Parent Reports" shall have the meaning specified in Section
         6.6.

                 "Per Share Price" means the quotient of (i) the Initial Base Consideration divided by (ii) the Outstanding Slick 50 Shares.

                 "Permitted Lien" means any lien for taxes accrued and not yet paid and for which reserves are being maintained in accordance with generally accepted accounting principles, liens arising in the ordinary course of business (provided that the obligations secured by such liens are not delinquent or are being considered in good faith), and such imperfections of title and encumbrances, if any, as would not materially detract from the value of the property and assets encumbered thereby.

                 "Permitted Transfer" shall have the meaning specified in
         Section 8.6.

                 "Plans" shall have the meaning specified in Section 5.14.

                 "Proxy Statement" shall have the meaning specified in Section 8.1(a).

                 "Readjustment Payments" shall have the meaning specified in
         Section 3.2.

                 "Readjustment Review Period" shall have the meaning specified in Section 3.2(d).

                 "Record Date" shall have the meaning specified in Section
         8.1(a).

                 "Related Persons" shall have the meaning specified in Section 5.14.

                 "Representatives" shall have the meaning specified in Section 8.4.

                 "Second Earn-Out Year" shall mean the period commencing on January 1, 1997 and ending on December 31, 1997.

                 "Securities Act" means the Securities Act of 1993, as amended.

                 "Slick 50" shall have the meaning specified in the first paragraph hereof.

                 "Slick 50 Balance Sheet" shall have the meaning specified in
         Section 5.5(b).

                 "Slick 50 Common Stock" means the common stock of Slick 50, $.01 par value.

                 "Slick 50 Damages" shall have the meaning specified in Section 8.9(c).

                 "Slick 50 Income Statement" shall have the meaning specified in Section 5.5(b).

                 "Slick 50 Indemnified Parties" shall have the meaning specified in Section 8.7

                 "Slick 50 Indemnitees" shall have the meaning specified in
         Section 8.9(c).

                 "Slick 50 Options" shall have the meaning specified in Section 5.2(b).

                 "Slick 50 Stockholders" shall have the meaning specified in the first paragraph hereof.

                 "Slick 50 Subsidiaries" shall have the meaning specified in
         Section 5.1(b).

                 "Special EEOC Reserve" shall have the meaning specified in
         Section 3.1(b)(i).

                 "Special FTC Reserve" shall have the meaning specified in
         Section 3.1(b)(i).

                 "Special Tax Reserve" shall have the meaning specified in
         Section 3.1(b)(i).

                 "Special Tax Reserve Certificate" shall have the meaning specified in Section 3.2.

                 "Special Reserves" shall have the meaning specified in Section 3.1(b)(i).

                 "Stockholders' Meeting" shall have the meaning specified in
         Section 1.7.

                 "Stockholders' Representative" shall have the meaning specified in Section 3.1(b)(viii).

                 "Surviving Corporation" shall have the meaning specified in
         Section 1.1.

                 "Synergy Savings" shall mean for any Earn-Out Year, the excess of (x) the Existing Slick 50 Costs over (y) the sum of (i) the Cost of Goods Sold for the Acquired Business for such year plus (ii) the Selling, General & Administrative expenses of the Acquired Business for such year (other than any such expenses consisting of payments made under any of the Non-Competition or Consulting Agreements set forth on Schedule 5.6 hereto).

                 "Tax Readjustment Trigger Date" shall mean the date of the final payment by the Parent or the Company, as the case may be (or other final resolution), of all liabilities and obligations relating to the matters covered by the Special Tax Reserve.

                 "Tax Returns" shall have the meaning specified in Section 5.13
         (b).

                 "Taxes" means all taxes, duties, levies, imposts, assessments, fees and other governmental charges (including any interest and penalties thereon and additions thereto).

                 "Third Earn-Out Year" shall mean the period commencing on January 1, 1998 and ending on December 31, 1998.

                 "Transaction Costs" means the reasonable costs and expenses incurred by Slick 50 and the Slick 50 Stockholders in connection with the transactions contemplated in this Agreement (including, but not limited to, legal and accounting fees and the fees of any firm acting in the capacity of a purchaser representative for the Slick 50 Stockholders, but excluding any Investment Banking Fees).

                 (b) Interpretation. (i) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement, (ii) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (iii) the terms "affiliate" and "associate" shall have the meanings set forth in Rule l2b-2 of the General Rules and Regulations promulgated under the Exchange Act; and (iv) the term "subsidiary" of any specified corporation shall mean any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation.

                 12.9. Entire Agreement. This Agreement, including the documents and instruments referred to herein, together with the Confidentiality Agreement, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or in the Confidentiality Agreement. This Agreement, together with the Confidentiality Agreement, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

                                     QUAKER STATE CORPORATION


                                     By: /s/ HERBERT M. BAUM
                                        ---------------------------
                                        Herbert M. Baum

                                     QUAKER STATE - SLICK 50 , Inc.


                                     By:  /s/ PAUL E. KONNEY
                                         --------------------------
                                         Paul E. Konney

                                     SLICK 50, INC. I


                                     By:  /s/ DAVID DILLINGHAM
                                         --------------------------
                                         David Dillingham


                                          /s/ KIRBY ATTWELL
                                     ------------------------------
                                         Kirby Attwell


                                          /s/ A. BENTON COCANOUGHER
                                     ------------------------------
                                         A. Benton Cocanougher


                                          /s/ DAVID A. DILLINGHAM
                                     ------------------------------
                                         David A. Dillingham


                                          /s/ RONALD D. FASH
                                     ------------------------------
                                         Ronald D. Fash

                                      GOLD EAGLE CO.


                                      By: /s/ ROBERT HIRSCH
                                         ---------------------------
                                         Robert Hirsch


                                          /s/ DAVID M. GOLDSTEIN
                                      ------------------------------
                                         David M. Goldstein


                                          /s/ RICHARD A. JAENICKE
                                      ------------------------------
                                         Richard A. Jaenicke


                                          /s/ WILLIAM M. JETER, III
                                      ------------------------------
                                         William M. Jeter, III


                                          /s/ MARGARET LEA JETER
                                      ------------------------------
                                         Margaret Lea Jeter


                                          /s/ LONNIE L. McKINNEY
                                      ------------------------------
                                         Lonnie L. McKinney


                                          /s/ HERSCHEL A. MALTZ
                                      ------------------------------
                                         Herschel A. Maltz


                                          /s/ W. O. MENEFEE
                                      ------------------------------
                                         W. O. Menefee


                                          /s/ CAROL L. PADLICK
                                      ------------------------------
                                         Carol L. Padlick

     LIST OF OMITTED EXHIBITS AND SCHEDULES - AGREEMENT AND PLAN OF MERGER

Omitted Exhibits:
- -----------------

A         Percentage Ownership
B         Registration Rights Agreement
C         Guaranty
D         Option Cancellation Agreement

List of Omitted Schedules:
- --------------------------

1.4       Officers of the Surviving Corporation
5.1       Organization, etc.
5.1(a)    Due Organization, Valid Existence and Good Standing of Subsidiaries
5.2       Capitalization
5.4       Consents and Approvals; No Violation
5.6       Absence of Undisclosed Liabilities
5.7       Absence of Material Adverse Change
5.9       Severance, Termination, Change in Control and Similar Agreements
5.10(a)   Real Property Owned or Leased
5.10(b)   Material Equipment and Personal Property Owned or Leased
5.10(c)   Liens on Assets
5.10(e)   Required Easements, Rights of Way and Similar Authorizations
5.11      Litigation
5.12      Compliance with Other Instruments and Laws
5.13      Taxes
5.14      ERISA
5.17      Insurance
5.18(b)   Intellectual Property
5.19      Contracts
5.20      Major Customers
5.20(b) Notice of Persons or Entities Who May Discontinue Business with Slick 50 or Its Subsidiaries
5.21      Affiliate Transactions
5.24      Banking and Personnel Matters
5.25      Product Warranties
9.3(g)    Third Party Consents
11.1(g)   Other Matters
12.8      Marketing Costs and Expenses

        Quaker State hereby agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibit or schedule.